UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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READING INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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READING INTERNATIONAL, INC.

6100 Center Drive, Suite 900

Los Angeles, California 90045

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, NOVEMBER 10, 2015

TO THE STOCKHOLDERS:

The 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Reading International, Inc., a Nevada corporation, will be held at The Ritz Carlton – Marina Del Rey,  located at 4375 Admiralty Way,  Marina Del Rey, California 90292, on Tuesday, November 10, 2015, at 11:00 a.m., local time, for the following purposes:

1.To elect nine Directors to serve until the Company’s 2016  Annual Meeting of Stockholders and thereafter until their successors are duly elected and qualified;

2.To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015; and

3.To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 is enclosed (the “Annual Report”).  Only holders of record of our Class B Voting Common Stock at the close of business on October 6, 2015 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

Whether or not you plan on attending the Annual Meeting, we ask that you take the time to vote by following the Internet or telephone voting instructions provided or by completing and mailing the enclosed proxy as promptly as possible.  We have enclosed a self-addressed, postage-paid envelope for your convenience.   If you later decide to attend the Annual Meeting, you may vote your shares even if you have submitted a proxy.

By Order of the Board of Directors

Ellen M. Cotter Chairperson of the Board October 16, 2015

READING INTERNATIONAL, INC.

6100 Center Drive, Suite 900

Los Angeles, California 90045

PROXY STATEMENT

Annual Meeting of Stockholders
Tuesday, November 10, 2015

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Reading International, Inc. (the “Company,” “Reading,” “we,” “us,” or “our”) of proxies for use at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, November 10, 2015, at 11:00 a.m., local time, at The Ritz Carlton – Marina Del Rey, located at 4375 Admiralty Way, Marina Del Rey, California 90292, and at any adjournment or postponement thereof.  This Proxy Statement and form of proxy are first being sent or given to stockholders on or about Tuesday, October 20, 2015.

At our Annual Meeting, you will be asked to (1) elect nine Directors to our Board of Directors (the “Board”) to serve until the 2016 Annual Meeting of Stockholders, (2) ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2015, and (3)  act on any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

As of October 6, 2015, the record date for the Annual Meeting (the “Record Date”), there were outstanding 1,680,590 shares of our Class B Voting Common Stock (“Class B Stock”).

When proxies are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, the shares will be voted: FOR each of the nine nominees named in this Proxy Statement for election to the Board of Directors under Proposal 1 and FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 under Proposal 2.

INTERNET AVAILABILITY OF PROXY DOCUMENTS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON NOVEMBER 10, 2015 – This Proxy Statement, along with the proxy card, and our Annual Report for the year ended December 31, 2014, as filed with the Securities and Exchange Commission, are available at our website, http://www.readingrdi.com, under “Investor Relations.”

About the Annual Meeting AND VOTING

Why am I receiving these proxy materials?

This proxy statement is being sent to all of our stockholders of record as of the close of business on October 6, 2015, by Reading’s Board of Directors to solicit the proxy of holders of our Class B Stock to be voted at Reading’s 2015 Annual Meeting of Stockholders, which will be held on Tuesday,  November 10, 2015, at 11:00 a.m. Pacific Time, at The Ritz Carlton – Marina Del Rey, located at 4375 Admiralty Way, Marina Del Rey, California 90292.

What items of business will be voted on at the annual meeting?

There are two items of business scheduled to be voted on at the 2015 Annual Meeting:

"	PROPOSAL 1: Election of nine directors to the Board of Directors.
"	PROPOSAL 2: Ratification of the appointment of Grant Thornton LLP as our independent auditors for the year ending December 31, 2015.

We will also consider any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof, including approving any such adjournment, if necessary. Please note that at this time we are not aware of any such business.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote:

"	On PROPOSAL 1: “FOR” the election of its nominees to the Board of Directors.
"	On PROPOSAL 2: “FOR” the ratification of the appointment of Grant Thornton LLP as our independent auditors for the year ending December 31, 2015.

What happens if additional matters are presented at the Annual Meeting?

Other than the two items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxies will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.

Am I eligible to vote?

You may vote your shares of Class B Stock at the Annual Meeting if you were a holder of record of Class B Stock at the close of business on October 6, 2015.  Your shares of Class B Stock are entitled to one vote per share.    At that time, there were 1,680,590 shares of Class B Stock outstanding, and approximately 85 holders of record. Each share of Class B Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What if I own Class A Nonvoting Common Stock?

If you do not own any Class B Stock, then you have received this proxy statement only for your information.  You and other holders of our Class A Nonvoting Common Stock (“Class A Stock”) have no voting rights with respect to the matters to be voted on at the Annual Meeting.

How can I get electronic access to the proxy materials?

This Proxy Statement, along with the proxy card, and our Annual Report for the year ended December 31, 2014 as filed with the Securities and Exchange Commission are available at our website, http://www.readingrdi.com, under “Investor Relations.”

What should I do if I receive more than one copy of the proxy materials?

You may receive more than one copy of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one copy of this Proxy Statement or more than one proxy card.

To vote all of your shares of Class B Stock by proxy, you must either (i) complete, date, sign and return each proxy card and voting instruction card that you receive or (ii) vote over the Internet or by telephone the shares represented by each notice that you receive.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders of our Company hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences in how stockholders of record and beneficial owners are treated.

Stockholders of Record. If your shares of Class B Stock are registered directly in your name with our Transfer Agent, you are considered the stockholder of record with respect to those shares and the proxy materials are being sent directly to you by Reading. As the stockholder of record of Class B Stock, you have the right to vote in person at the meeting. If you choose to do so, you can vote using the ballot provided at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you decide later not to attend the Annual Meeting.

Beneficial Owner. If you hold your shares of Class B Stock through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares held in street name and the proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you are also invited to attend the Annual Meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. You will need to contact your broker, trustee or nominee to obtain a proxy, and you will need to bring it to the Annual Meeting in order to vote in person.

How do I vote?

Proxies are solicited to give all holders of our Class B Stock who are entitled to vote on the matters that come before the meeting the opportunity to vote their shares, whether or not they attend the meeting in person. If you are a holder of record of shares of our Class B Stock, you have the right to vote in person at the meeting. If you choose to do so, you can vote using the ballot provided at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you decide later not to attend the Annual Meeting. You can vote by one of the following manners:

"

By Internet — Holders of our Class B Stock of record may submit proxies over the Internet by following the instructions on the proxy card. Holders of our Class B Stock who are beneficial owners may vote by Internet by following the instructions on the voting instruction card sent to them by their bank, broker, trustee or nominee.    Proxies submitted by the Internet must be received by 11:59 p.m., Pacific Time, on November 9,  2015 (the day before the Annual Meeting).

"

By Telephone — Holders of our Class B Stock of record who live in the United States or Canada may submit proxies by telephone by calling the toll-free number on the proxy card and following the instructions. Holders of our Class B Stock of record will need to have the control number that appears on their proxy card available when voting. In addition, beneficial owners of shares living in the United States or Canada and who have received a voting instruction card by mail from their bank, broker, trustee or nominee may vote by phone by calling the number specified on the voting instruction card. Those stockholders should check the voting instruction card for telephone voting availability.    Proxies submitted by telephone must be received by 11:59 p.m., Pacific Time, on November 9, 2015 (the day before the Annual Meeting).

"

By Mail — Holders of our Class B Stock of record who have received a paper copy of a proxy card by mail may submit proxies by completing, signing and dating their proxy card and mailing it in the accompanying pre-addressed envelope. Holders of our Class B Stock who are beneficial owners who have received a voting

instruction card from their bank, broker or nominee may return the voting instruction card by mail as set forth on the card.    Proxies submitted by mail must be received before the polls are closed at the Annual Meeting.

"

In Person — Holders of our Class B Stock of record may vote shares held in their name in person at the Annual Meeting. You also may be represented by another person at the Annual Meeting by executing a proxy designating that person. Shares of Class B Stock for which a stockholder is the beneficial holder but not the stockholder of record may be voted in person at the Annual Meeting only if such stockholder is able to obtain a proxy from the bank, broker or nominee that holds the stockholder’s shares, indicating that the stockholder was the beneficial holder as of the record date and the number of shares for which the stockholder was the beneficial owner on the record date.

Holders of our Class B Stock are encouraged to vote their proxies by Internet, telephone or by completing, signing, dating and returning a proxy card or voting instruction card, but not by more than one method. If you vote by more than one method, or vote multiple times using the same method, only the last-dated vote that is received by the inspector of election will be counted, and each previous vote will be disregarded.  If you vote in person at the Annual Meeting, you will revoke any prior proxy that you may have given.  You will need to bring a valid form of identification (such as a driver’s license or passport) to the Annual Meeting to vote shares held of record by you in person.

What if my shares are held of record by an entity such as a corporation, limited liability company, general partnership, limited partnership or trust (an “Entity”), or in the name of more than one person, or I am voting in a representative or fiduciary capacity?

Shares held of record by an Entity:  In order to vote shares on behalf of an Entity, you need to provide evidence (such as a sealed resolution) of your authority to vote such shares, unless you are listed of record as a holder of such shares.

Shares held of record by a trust:  The trustee of a trust is entitled to vote the shares held by the trust, either by proxy or by attending and voting in person at the Annual Meeting.  If you are voting as a trustee, and are not identified as a record owner of the shares, then you must provide suitable evidence of your status as a trustee of the record trust owner.  If the record owner is a trust and there are multiple trustees, then if only one trustee votes, that trustee’s vote applies to all of the shares held of record by the trust.   If more than one trustee votes, the votes of the majority of the voting trustees apply to all of the shares held of record by the trust.   If more than one trustee votes and the votes are split evenly on any particular Proposal, each trustee may vote proportionally the shares held of record by the trust.

Shares held of record in the name of more than one person:     If only one individual votes, that individual’s vote applies to all of the shares so held of record.  If more than one person votes, the votes of the majority of the voting individuals apply to all of such shares.  If more than one individual votes and the votes are split evenly on any particular Proposal, each individual  may vote such shares proportionally.

What is a broker non-vote?

Applicable rules permit brokers to vote shares held in street name on routine matters.  Shares that are not voted on non-routine matters, such as the election of directors or any proposed amendment of our Articles or Bylaws, are called broker non-votes. Broker non-votes will have no effect on the vote for the election of directors, but could affect the outcome of any matter requiring the approval of the holders of an absolute majority of the Class B Stock.  We are not currently aware of any matter to be presented to the Annual Meeting that would require the approval of the holders of an absolute majority of the Class B Stock.

What routine matters will be voted on at the annual meeting?

The ratification of Grant Thornton LLP as our independent auditors for 2015 is the only routine matter to be presented at the Annual Meeting by the Board on which brokers may vote in their discretion on behalf of beneficial owners who have not provided voting instructions.

What non-routine matters will be voted on at the annual meeting?

The election of nine members to the Board of Directors is the only non-routine matter included among the Board’s proposals on which brokers may not vote, unless they have received specific voting instructions from beneficial owners of our Class B Stock.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are included in determining whether a quorum is present. In tabulating the voting results for the items to be voted on at the 2015 Annual Meeting, shares that constitute abstentions and broker non-votes are not considered entitled to vote on that matter and will not affect the outcome of any matter being voted on at the meeting, unless the matter requires the approval of the holders of a majority of the outstanding shares of Class B Stock.

How can I change my vote after I submit a proxy?

If you are a stockholder of record, there are three ways you can change your vote or revoke your proxy after you have submitted your proxy:

"

First, you may send a written notice to Reading International, Inc., posting or other delivery charges pre-paid, c/o Office of the Secretary, 6100 Center Drive, Suite 900, Los Angeles, CA, 90045, stating that you revoke your proxy.    To be effective, we must receive your written notice prior to the closing of the polls at the Annual Meeting.

"	Second, you may complete and submit a new proxy in one of the manners described above under the caption, “How Do I Vote.” Any earlier proxies will be revoked automatically.
"	Third, you may attend the Annual Meeting and vote in person. Any earlier proxy will be revoked. However, attending the Annual Meeting without voting in person will not revoke your proxy.

How will you solicit proxies and who will pay the costs?

We will pay the costs of the solicitation of proxies. We may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding the voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to soliciting proxies by mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting at our principal executive offices between the hours of 9:00 a.m. and 5:00 p.m. for any purpose relevant to the Annual Meeting. To arrange to view this list during the times specified above, please contact the Secretary of the Company.

What constitutes a quorum?

The presence in person or by proxy of the holders of record of a majority of our outstanding shares of Class B Stock entitled to vote will constitute a quorum at the Annual Meeting.  Each share of our Class B Stock entitles the holder  of record to one vote on all matters to come before the Annual Meeting.

How are votes counted and who will certify the results?

First Coast Results, Inc. will act as the independent Inspector of Elections and will count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the results. A representative of First Coast Results, Inc. will be present at the Annual Meeting.  The final voting results will be reported by us on a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

What is the vote required for a Proposal to pass?

The nine nominees for election as Directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as Directors. This is called plurality voting. Unless you indicate otherwise, the persons named as your proxies will vote your shares FOR all the nominees for Director named in Proposal 1.  If your shares are held by a broker or other nominee and you would like to vote your shares for the election of Directors in Proposal 1, you must instruct the broker or nominee to vote “FOR” for each member of the slate. If you give no instructions to your broker or nominee, then your shares will not be voted.  If you instruct your broker or nominee to “WITHHOLD,” then your vote will not be counted in determining the election.

Proposal  2 requires the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

Except with respect to the Proposal to ratify our independent auditors, where broker non-votes will be counted, only votes for or against Proposal 1  at the Annual Meeting will be counted as votes cast and abstentions and broker non-votes will not be counted for voting purposes.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed to third parties, except as may be necessary to meet legal requirements.

How will the Annual Meeting be conducted?

In accordance with our Bylaws, Ellen M. Cotter, as the Chairperson of the Board of Directors, will be the Presiding Officer of the Annual Meeting. Craig Tompkins has been designated by Ms. Cotter to serve as Secretary for the Annual Meeting.

 Ms. Cotter and other members of management will address attendees following the Annual Meeting.  Stockholders desiring to pose questions to our management are encouraged to send their questions to us, care of the Annual Meeting Secretary, in advance of the Annual Meeting, so as to assist our management in preparing appropriate responses and to facilitate compliance with applicable securities laws.

The Presiding Officer has broad authority to conduct the Annual Meeting in an orderly and timely manner. This authority includes establishing rules for stockholders who wish to address the meeting or bring matters before the Annual Meeting. The Presiding Officer may also exercise broad discretion in recognizing stockholders who wish to speak and in determining the extent of discussion on each item of business. In light of the need to conclude the Annual Meeting within a reasonable period of time, there can be no assurance that every stockholder who wishes to speak will be able to do so.  The Presiding Officer has authority, in her discretion, to at any time recess or adjourn the Annual Meeting. Only stockholders are entitled to attend and address the Annual Meeting. Any questions or disputes as to who may or may not attend and address the Annual Meeting will be determined by the Presiding Officer.

Only such business as shall have been properly brought before the Annual Meeting shall be conducted. Pursuant to our governing documents and applicable Nevada law, in order to be properly brought before the Annual Meeting, such business must be brought by or at the direction of (1) the Chairperson, (2) our Board of Directors, or (3) holders of record of our Class B Stock. At the appropriate time, any stockholder who wishes to address the Annual Meeting should do so only upon being recognized by the Presiding Officer.

CORPORATE GOVERNANCE

Director Leadership Structure

Ellen M. Cotter is our current Chairperson and also serves as our interim Chief Executive Officer and President and serves as the Chief Operating Officer for our Domestic Cinemas.  Ellen M. Cotter has been with our Company for more than 17 years, focusing principally on the cinema operations aspects of our business.  During this time period, we have grown our Domestic Cinema Operations from 42 to 248 screens and our cinema revenues have grown from US $15.5 million to US $125.7 million.    Margaret Cotter is our current Vice-Chairperson.  Margaret Cotter has been responsible for the operation of our live theaters for more than the past 14 years and has for more than the past five years been actively involved in the re-development of our New York properties.

Ellen M. Cotter has a substantial stake in our business, owning directly 799,765 shares of Class A Stock and 50,000 shares of Class B Stock.  Margaret Cotter likewise has a substantial stake in our business, owning directly 804,173 shares of Class A Stock and 35,100 shares of Class B Stock.    Ellen and Margaret Cotter are the Co-Executors of their father’s (James J. Cotter, Sr.) estate and Co-Trustees of a trust (the “Living Trust”) established for the benefit of his heirs.  Together they have shared voting control over an aggregate of 1,208,988 shares or 71.9% of our Class B Stock.    Ellen and Margaret Cotter have informed the Board that they intend to vote the shares beneficially held by them for each of the nine nominees named in this Proxy Statement for election to the Board of Directors under Proposal 1.

James Cotter, Jr. alleges he has the right to vote the shares held by the Living Trust.  The Company believes that, under applicable Nevada Law, where there are multiple trustees of a trust that is a record owner of voting shares of a Nevada Corporation, and more than one trustee votes, the votes of the majority of the voting trustees apply to all of the shares held of record by the trust.  If more than one trustee votes and the votes are split evenly on any particular proposal, each trustee may vote proportionally the shares held of record by the trust.  Ellen M. Cotter and Margaret Cotter, who collectively constitute a majority of the Co-Trustees of the Living Trust, have informed the Board that they intend to vote the shares held by the Living Trust for each of the nine nominees named in this Proxy Statement for election to the Board of Directors under Proposal 1.  Accordingly, the Company believes that Ellen M. Cotter and Margaret Cotter collectively have the power and authority to vote all of the shares of Class B Stock held of record by the Living Trust, which, when added to the other shares they report as being beneficially owned by them, will constitute 71.9% of the shares of Class B Stock entitled to vote for directors at the Annual Meeting.

The Company has elected to take the “controlled company” exception under applicable listing rules of The NASDAQ Capital Stock Market (the NASDAQ Listing Rules”).  Accordingly, the Company is exempted from the requirement to have an independent nominating committee and to have a board comprised of at least a majority of independent directors, we are nevertheless nominating six independent directors for election to our Board.  We have an Audit and Conflicts Committee (the “Audit Committee”) and a Compensation and Stock Options Committee (the “Compensation Committee”) comprised entirely of independent directors.  And, we have a four member Executive Committee comprised of our Chairperson and Vice-Chairperson and two independent directors (Messrs. Guy W. Adams and Edward L. Kane).  Due to this structure, the concurrence of at least one independent member of the Executive Committee is required in order for the Executive Committee to take action.

We believe that our Directors bring a broad range of leadership experience to our Company and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe that all Board members are well engaged in their responsibilities and that all Board members express their views and consider the opinions expressed by other Directors. Six Directors on our Board are independent under the NASDAQ Listing Rules and SEC rules, and William D. Gould serves as the lead director among our Independent Directors. In that capacity, Mr. Gould chairs meetings of the Independent Directors and acts as liaison between our Chairperson of the Board and interim Chief Executive Officer and our Independent Directors. Our Independent Directors are involved in the leadership structure of our Board by serving on our Audit Committee, the Compensation Committee, and the Tax Oversight Committee, each having a separate independent chairperson. In connection with the Annual Meeting, we have established a Special Nominating Committee comprised of the chairs of our Executive, Audit and Compensation Committees.

Management Succession

James J. Cotter, Sr., our Company’s controlling stockholder, Chairperson and Chief Executive Officer, resigned from all positions at our Company on August 7, 2014, and passed away on September 13, 2014.  Upon his resignation, Ellen M. Cotter was appointed Chairperson, Margaret Cotter, her sister, was appointed Vice Chairperson and James J. Cotter, Jr., her brother, was appointed Chief Executive Officer, while continuing his position as President.

On June 12, 2015, the Board terminated the employment of James J. Cotter, Jr. as our President and Chief Executive Officer, and appointed Ellen M. Cotter to serve as the Company’s interim President and Chief Executive Officer.  The Board has established an Executive Search Committee (the “Search Committee”) comprised of our Chairperson, our Vice Chairperson and directors Adams, Gould and McEachern and has retained Korn Ferry to seek out candidates for the Chief Executive Officer position.    The Search Committee will consider both internal and external candidates.

Board’s Role in Risk Oversight

Our management is responsible for the day-to-day management of risks we face as a Company, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board plays an important role in risk oversight at Reading through direct decision-making authority with respect to significant matters, as well as through the oversight of management by the Board and its committees. In particular, the Board administers its risk oversight function through (1) the review and discussion of regular periodic reports by the Board and its committees on topics relating to the risks that the Company faces, (2) the required approval by the Board (or a committee of the Board) of significant transactions and other decisions, (3) the direct oversight of specific areas of the Company’s business by the Audit Committee, the Compensation Committee and the Tax Oversight Committee, and (4) regular periodic reports from the auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our internal control over financial reporting. The Board also relies on management to bring significant matters impacting the Company to the attention of the Board.

 “Controlled Company” Status

Under section 5615(c)(1) of the NASDAQ Listing Rules, a “controlled company” is a company in which 50% of the voting power for the election of directors is held by an individual, a group or another company.  Together, Margaret Cotter and Ellen M. Cotter beneficially own 1,208,988 shares of Class B Stock.  Based on advice of counsel, our Board has determined that therefore the Company is a “controlled company” within the NASDAQ Listing Rules.

After reviewing the benefits and detriments of taking advantage of the exceptions to the corporate governance rules set forth in the NASDAQ Listing Rules, our Board has determined to take advantage of certain exceptions from the NASDAQ Listing Rules afforded to our Company as a Controlled Company. In reliance on a “controlled company” exception, the Company does not maintain a separate standing Nominating Committee.  The Company nevertheless at this time maintains a full Board comprised of a majority of independent Directors and fully independent Audit and Compensation Committees, and has no present intention to vary from that structure.  For purposes of selecting nominees for our 2015 Annual Meeting, the Board formed a Special Nominating Committee comprised of the Chairs of our Executive, Audit and Compensation Committees (Messrs. Adams, McEachern and Kane, respectively), and delegated to that committee authority to recommend nominees to the Board for the Board’s approval and nomination.    Proposal 1 is comprised of the nominees recommended by the Special Nominating Committee and approved and nominated by our Board.

Board Committees

Our Board has a standing Executive Committee, Audit Committee, Compensation Committee, and Tax Oversight Committee.  These committees are discussed in greater detail below.

Executive Committee.  The Executive Committee operates pursuant to a Charter adopted by our Board.  Our Executive Committee is currently comprised of Ms. Ellen M. Cotter, Ms. Margaret Cotter and Messrs. Adams and Kane.    Pursuant to its Charter, the Executive Committee is authorized, to the fullest extent permitted by Nevada law and our Bylaws, to take any and all actions that could have been taken by the full Board between meetings of the full Board.  The Executive Committee held no meetings during 2014.

Audit Committee.  The Audit Committee operates pursuant to Charter adopted by our Board that is available on our website at www.readingrdi.com.  Our Board has determined that the Audit Committee is comprised entirely of independent

Directors (as defined in section 5605(a)(2) of the NASDAQ Listing Rules), and that Mr. McEachern, the Chair of our Audit Committee, is qualified as an Audit Committee Financial Expert.  Our Audit Committee is currently comprised of Mr. McEachern, who serves as Chair, and Mr. Kane. Mr. Storey, who served on our Board in 2014 and through October 11, 2015, served on our Audit Committee throughout 2014. The Audit Committee held four meetings during 2014.

Compensation Committee.  The Compensation Committee is currently comprised of Mr. Kane, who serves as Chair, and Mr. Adams.  Mr. Alfred Villaseñor, a former Director, served on our Compensation Committee during 2014 until his term expired at the time of our 2014 Annual Meeting.  Mr. Storey served on our Compensation Committee throughout 2014. The Compensation Committee evaluates and makes recommendations to the full Board regarding the compensation of our Chief Executive Officer and Cotter family members and performs other compensation related functions as delegated by our Board. The Compensation Committee held three meetings during 2014.

Tax Oversight Committee.  Given our operations in the United States, Australia, and New Zealand and our historic net operating loss carry forwards, our Board formed a Tax Oversight Committee to review with management and to keep the Board informed about our Company’s tax planning and such tax issues as may arise from time to time.  This committee is currently comprised of Mr. Kane, who serves as Chair, and Mr. Cotter, Jr. The Tax Oversight Committee held four meetings during 2014.

Consideration and Selection of the Board’s Director Nominees

The Company has elected to take the “controlled company” exception under applicable NASDAQ Listing Rules.  Accordingly, the Company does not maintain a standing Nominating Committee.  However, in connection with the Annual Meeting, the Board established a Special Nominating Committee consisting of Mr. Guy W. Adams (the Chair of our Executive Committee), Mr. Edward L. Kane (the Chair of our Compensation Committee) and Mr. Doug McEachern (the Chair of our Audit Committee) and delegated to that committee authority to evaluate and recommend nominees to the full Board for the Board’s consideration, approval and nomination.  Proposal 1 (Election of Directors) sets forth the names of the nominees recommended by the Special Nominating Committee and approved and nominated by our full Board.

The Special Nominating Committee considered for nomination incumbent Directors and candidates proposed by Ellen M. Cotter, Margaret Cotter and Mr. James Cotter, Jr.  As part of its deliberations, the Special Nominating Committee reviewed the qualifications of each candidate submitted and conducted interviews with certain of the candidates.  Since Ellen M. Cotter and Margaret Cotter vote a majority of the Class B Stock, the Special Nominating Committee and the Board accordingly considered their views with respect to the 2015 Director nominees.

Following a review of the experience and overall qualifications of the Director candidates evaluated by the Special Nominating Committee, the Committee recommended that the full Board nominate, and the full Board resolved to nominate, each of the individuals named in Proposal 1 for election as Directors of the Company at our 2015 Annual Meeting of Stockholders.

The Special Nominating Committee reported to the Board that in reaching the decision to recommend the nomination of Mr. James J. Cotter, Jr. for re-election to the Board, the Special Nominating Committee had taken a number of factors into consideration.  Without attempting to place any particular priority on any particular consideration or to enumerate all of the matters discussed, the Special Nominating Committee reported to the Board that it had considered, among other factors, Mr. Cotter Jr.’s pending litigation against certain of the other Directors and arbitration proceedings with the Company; the Board’s recent determination to  terminate Mr. Cotter, Jr. as the Company’s Chief Executive Officer and President of the Company; the potential that this personnel action and resultant legal proceedings could contribute to dissension among Board members and impact the otherwise collegial nature of Board meetings; Mr. Cotter, Jr.’s longevity on the Board and his broad knowledge of our Company; Mr. Cotter, Jr.’s beneficial holdings of the Company’s securities; and the fact that Ellen M. Cotter and Margaret Cotter had notified the Special Nominating Committee that, if Mr. Cotter, Jr. was not nominated by the Board, they intend to vote in their capacity as stockholders, as the Co-Executors of the Cotter Estate and as a majority of the Co-Trustees of the Trust, to nominate Mr. Cotter, Jr. from the floor and to vote the more than 70% of the voting stock that they collectively control for the election of Mr. Cotter, Jr.  After considering these factors and their deliberations, the Special Nominating Committee recommended that Mr. Cotter, Jr. be nominated to serve another term as a Director of the Company.

The Board approved each of the nominees recommended by the Special Nominating Committee, with James J. Cotter, Jr. voting against each of the recommended nominees (including himself) and Dr. Codding abstaining (Mr. Wrotniak was not present for the meeting).  Mr. Cotter, Jr. subsequently executed a consent to being named as a nominee in these materials and has agreed to serve as a Director if he is elected. Director Codding informed the Board that she abstained in view of the fact that she had just recently joined our Board.  Director Wrotniak was not present at the meeting, having only recently been appointed to the Board earlier in the day.

Code of Ethics

We have adopted a Code of Ethics designed to help our Directors and employees resolve ethical issues. Our Code of Ethics applies to all Directors and employees, including the Chief Executive Officer, the Chief Financial Officer, principal accounting officer, controller and persons performing similar functions. Our Code of Ethics is posted on our website, www.readingrdi.com, under the “Investor Relations—Governance Documents” caption.

The Board has established a means for employees to report a violation or suspected violation of the Code of Ethics anonymously. In addition, we have adopted a “Whistleblower Policy” that establishes a process by which employees may anonymously disclose to the Audit Committee alleged fraud or violations of accounting, internal accounting controls or auditing matters.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year and the party to the transaction has or will have a direct or indirect interest. A copy of this policy is available at www.readingrdi.com under the “Investor Relations” caption.    The policy provides that the Audit Committee reviews transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate:

•	The related person’s interest in the transaction;
•	The approximate dollar value of the amount involved in the transaction;
•	The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	Whether the transaction was undertaken in the ordinary course of business of the Company;
•	Whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•	The purpose of, and the potential benefits to the Company of, the transaction;
•	Required public disclosure, if any; and
•

Any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

PROPOSAL 1:   Election of Directors

Nominees for Election

Nine Directors are to be elected at our Annual Meeting to serve until the annual meeting of stockholders to be held in 2016 or until their successors are duly elected and qualified.  Unless otherwise instructed, the proxy holders will vote the proxies received by us “FOR” the election of the nominees below, all of whom currently serve as Directors.  The nine nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by the shares present and entitled to vote will be elected Directors.  If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors.  We believe the nominees named will be able to serve if elected.

The names of the nominees for Director, together with certain information regarding them, are as follows:

Name	Age	Position
Ellen M. Cotter...............................	49	Chairperson of the Board, Interim Chief Executive Officer and President, and Chief Operating Officer – Domestic Cinemas (1)
Guy W. Adams...............................	64	Director(1) (2)
Judy Codding.................................	70	Director
James J. Cotter, Jr. .........................	46	Director(3)
Margaret Cotter.............................	47	Vice Chairperson of the Board(1)
William D. Gould.............................	76	Director(4)
Edward L. Kane.............................	77	Director(1) (2) (3) (5)
Douglas J. McEachern.....................	64	Director(5)
Michael Wrotniak...........................	48	Director

(1)Member of the Executive Committee.

(2)Member of the Compensation and Stock Options Committee.

(3)Member of the Tax Oversight Committee.

(4)Lead independent Director.

(5)Member of the Audit and Conflicts Committee.

Ellen M. Cotter.  Ellen M. Cotter has been a member of the Board of Directors since March 13, 2013, was appointed Chairperson of our Board on August 7, 2014 and has served as our interim Chief Executive Officer and President since June 12, 2015. She joined the Company in March 1998, is a graduate of Smith College and holds a Juris Doctorate from Georgetown Law School.  Prior to joining the Company, Ms. Cotter spent four years in private practice as a corporate attorney with the law firm of White & Case in Manhattan.  Ms. Cotter is the sister of Margaret Cotter and James J. Cotter, Jr.   For more than the past ten years, Ms. Cotter has served as the Chief Operating Officer (“COO”) of our domestic cinema operations, in which capacity she has, among other things, been responsible for the acquisition and development, marketing and operation of our cinemas.   Prior to her appointment as COO Domestic Cinemas, she spent one year in Australia and New Zealand, working to develop our cinema and real estate assets in those countries.  Ms. Cotter is the Co-Executor of her father’s estate, which is the record owner of 427,808 shares of our Class B Stock (representing 25.5% of such Class B Stock).  Ms. Cotter is also a Co-Trustee of the James J. Cotter, Sr. Trust, which is the record owner of 696,080 shares of Class B Stock (representing an additional 44.0% of such Class B Stock).

Ms. Cotter brings to the Board her 17 years of experience working in our Company’s cinema operations, both in the United States and Australia.  For the past 13 years, she has served as the senior operating officer of our Company’s domestic cinema operations.  She has also served as the Chief Executive Officer of Reading’s subsidiary, Consolidated Entertainment, LLC, which operates substantially all of our cinemas in Hawaii and California.     In addition, with her direct ownership of 799,765 shares of Class A Stock and 50,000 shares of Class B Stock and her positions as Co-Executor of her father’s (James J. Cotter, Sr.) estate and Co-Trustee of the James J. Cotter, Sr. Trust, Ms. Cotter is a significant stake holder in our Company.

Guy W. Adams.  Guy W. Adams has been a Director of the Company since January 14, 2014.  He is a Managing Member of GWA Capital Partners, LLC, a registered investment adviser managing GWA Investments, LLC, a fund investing in various publicly traded securities. Mr. Adams has served as an independent director on the boards of directors of Lone Star Steakhouse & Saloon, Mercer International, Exar Corporation and Vitesse Semiconductor.  He has held a variety of public company board positions, including lead director, audit committee chair and compensation committee chair.  Mr. Adams provided investment advice to various family offices and invests his own capital in public and private equity transactions.  He has served as an advisor to James J. Cotter, Sr. and to various enterprises now owned by the James J. Cotter, Sr. Estate or the James J. Cotter, Sr. Trust.  Mr. Adams received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University and his Masters of Business Administration from Harvard Graduate School of Business Administration.

Mr. Adams brings many years of experience serving as an independent director on public company boards, and in investing and providing financial advice with respect to investments in public companies.

Dr. Judy Codding.  Dr. Judy Codding was elected to serve as a Director of the Company on October 5, 2015.  Dr. Codding is a globally respected education leader.  She is currently, and has since 2010 been, the Managing Director of “The System of Courses,” a division of Pearson, PLC (NYSE:PSO), a leading education company providing education products and services to institutions, governments and direct to individual learners.   Prior to that time, and for more than the past five years, Dr. Codding served as the Chief Executive Officer and President of America’s Choice, Inc., which she founded in 1998 and which was acquired by Pearson in 2010.  America’s Choice, Inc. was a leading educational organization offering comprehensive, proven solutions to the complex problems educators face in the era of accountability.  Dr. Codding has a Doctorate from University of Massachusetts at Amherst, and completed post–doctoral work and served as a teaching associate in Education at Harvard University.   Dr. Codding serves on various boards, including the Board of Trustees of Curtis School, Los Angeles, CA (2011 to present) and the Board of Trustees of Educational Development Center, Inc. (EDC) since 2012.

Dr. Codding brings to the Board her experience as an entrepreneur and as an advisor and researcher in the areas of leadership training and leadership decision making.

James J. Cotter, Jr. James J. Cotter, Jr. has been a Director of the Company since March 21, 2002, serving as Vice Chairperson from June 2007 until he was succeeded by Margaret Cotter on August 7, 2014.   Mr. Cotter, Jr. served as our President from June 1, 2013 through June 12, 2015 and as our Chief Executive Officer from August 7, 2014 through June 12, 2015.  He served as Chief Executive Officer of Cecelia Packing Corporation (a Cotter family-owned citrus grower, packer, and marketer) from July 2004 until 2013. Mr. Cotter, Jr. served as a Director to Cecelia Packing Corporation from February 1996 to September 1997 and as a Director of Gish Biomedical from September 1999 to March 2002. He was an attorney in the law firm of Winston & Strawn, specializing in corporate law, from September 1997 to May 2004. Mr. Cotter, Jr. is the brother of Margaret Cotter and Ellen M. Cotter.  Mr. Cotter, Jr. is a Co-Trustee of the James J. Cotter, Sr. Trust, which is the record owner of 696,080 shares of Class B Stock (representing 44.0% of such Class B Stock).

James J. Cotter, Jr. brings to the Board his experience as a business professional and corporate attorney, as well as his many years of experience in, and knowledge of, the Company’s business and affairs.   In addition, with his direct ownership of 859,286 shares of our Company’s Class A Common Stock and his position as Co-Trustee of the James J. Cotter, Sr. Trust, Mr. Cotter, Jr. is a significant stake holder in our Company. Further, depending on the outcome of ongoing litigation among members of the Cotter family, in the future Mr. Cotter, Jr. may be a controlling shareholder in the Company.

Margaret Cotter.  Margaret Cotter has been a Director of the Company since September 27, 2002, and on August 7, 2014 was appointed Vice Chairperson of our Board.  Ms. Cotter is the owner and President of OBI, LLC (“OBI”), which has, since 2002, managed our live-theater operations.  Pursuant to the OBI management arrangement, Ms. Cotter also serves as the President of Liberty Theaters, LLC, the subsidiary through which we own our live theaters. While she receives management fees through OBI, Ms. Cotter receives no compensation for her duties as President of Liberty Theaters, LLC, other than the right to participate in our Company’s medical insurance program. Ms. Cotter, through OBI and Liberty Theaters, LLC, manages the real estate which houses each of our four live theaters in Manhattan and Chicago.  Based in New York, Ms. Cotter secures leases, manages tenancies, oversees maintenance and regulatory compliance of these properties and heads up the re-development process with respect to these properties and our Cinemas 1, 2 & 3.  Ms. Cotter is also a theatrical producer who has produced shows in Chicago and New York and a board member of the League of Off-Broadway Theaters and Producers.  Ms. Cotter, a former Assistant District Attorney for King’s County in Brooklyn, New York, graduated from Georgetown University and Georgetown University Law Center.  She is the sister of Ellen M. Cotter and James J. Cotter, Jr.  Ms. Margaret Cotter is a Co-Executor of her father’s estate, which is the record owner of 427,808 shares of our Class B

Stock (representing 25.5% of such Class B Stock).  Ms. Margaret Cotter is also a Co-Trustee of the James J. Cotter, Sr. Trust, which is the record owner of 696,080 shares of Class B Voting Common Stock (representing an additional 44.0% of such Class B Stock).

Ms. Cotter brings to the Board her experience as a live theater producer, theater operator and an active member of the New York theatre community, which gives her insight into live theater business trends that affect our business in this sector. Operating and overseeing these properties for over 16 years, Ms. Cotter contributes to the strategic direction for our developments.   In addition, with her direct ownership of 804,173 shares of Class A Stock and 35,100 shares of Class B Stock and her positions as Co-Executor of her father’s estate and Co-Trustee of the James J. Cotter, Sr. Trust, Ms. Cotter is a significant stake holder in our Company.

William D. Gould.  William D. Gould has been a Director of our Company since October 15, 2004 and has been a member of the law firm of TroyGould PC since 1986.  Previously, he was a partner of the law firm of O’Melveny & Myers.  We have from time to time retained TroyGould PC for legal advice.  Total fees paid to Mr. Gould’s law firm during 2014 were $41,642.    Mr. Gould is an author and lecturer on the subjects of corporate governance and mergers and acquisitions.

Edward L. Kane.  Edward L. Kane has been a Director of our Company since October 15, 2004.  Mr. Kane was also a Director of our Company from 1985 to 1998, and served as President from 1987 to 1988.  Mr. Kane currently serves as the Chair of our Tax Oversight Committee and of our Compensation Committee.  He also serves as a member of our Executive Committee and our Audit Committee.   At various times during the past three decades, he has been Adjunct Professor of Law at two of San Diego’s law schools, most recently in 2008 and 2009 at Thomas Jefferson School of Law, and prior thereto at California Western School of Law.

Mr. Kane brings to the Board his many years as a tax attorney and law professor, which experience well-serves our Company in addressing tax matters.  Mr. Kane also brings his experience as a past President of Craig Corporation and of Reading Company, two of our corporate predecessors, as well as a former member of the boards of directors of several publicly held corporations.

Douglas J. McEachern.  Douglas J. McEachern has been a Director of our Company since May 17, 2012 and Chair of our Audit Committee since August 1, 2012.  He has served as a member of the Board and of the Audit and Compensation Committee for Willdan Group, a NASDAQ listed engineering company, since 2009.  Mr. McEachern is also the Chair of the board of Community Bank in Pasadena, California and a member of its Audit Committee.  He also is a member of the Finance Committee of the Methodist Hospital of Arcadia.  Since September 2009, Mr. McEachern has also served as an instructor of auditing and accountancy at Claremont McKenna College.  Mr. McEachern was an audit partner from July 1985 to May 2009 with the audit firm of Deloitte and Touche, LLP, with client concentrations in financial institutions and real estate.  Mr. McEachern was also a Professional Accounting Fellow with the Federal Home Loan Bank board in Washington DC, from June 1983 to July 1985.  From June 1976 to June 1983, Mr. McEachern was a staff member and subsequently a manager with the audit firm of Touche Ross & Co. (predecessor to Deloitte & Touche, LLP).  Mr. McEachern received a B.S. in Business Administration in 1974 from the University of California, Berkeley, and an M.B.A. in 1976 from the University of Southern California.

Mr. McEachern brings to the Board his more than 37 years’ experience meeting the accounting and auditing needs of financial institutions and real estate clients, including our Company.  Mr. McEachern also brings his experience reporting as an independent auditor to the boards of directors of a variety of public reporting companies and as a board member himself for various companies and not-for-profit organizations.

Michael Wrotniak.  Michael Wrotniak was elected to serve as a Director of the Company on October 12, 2015.  Since 2009, Mr. Wrotniak has been the Chief Executive Officer of Aminco Resources, LLC (“Aminco”), a privately held international commodities trading firm.  Mr. Wrotniak joined Aminco in 1991 and is credited with expanding Aminco’s activities in Europe and Asia.  By establishing a joint venture with a Swiss engineering company, as well as creating partnerships with Asia-based businesses, Mr. Wrotniak successfully diversified Aminco’s product portfolio.  Mr. Wrotniak became a partner of Aminco in 2002. Mr. Wrotniak has been for more than the past five years, a trustee of St. Joseph’s Church in Bronxville, New York, and is a member of the Board of Advisors of the Little Sisters of the Poor at their nursing home in the Bronx, New York since approximately 2004.  Mr. Wrotniak graduated from Georgetown University in 1989 with a B.S.B.A (cum laude).

Mr. Wrotniak is a specialist in foreign trade, and brings to the Board his considerable experience in international business, including foreign exchange risk mitigation.

Attendance at Board and Committee Meetings

During the year ended December 31, 2014, our Board of Directors met seven times. The Audit Committee held four meetings and the Compensation Committee held three meetings, while the Tax Oversight Committee held four meetings. Each Director attended at least 75% of these Board meetings and at least 75% of the meetings of all committees on which he or she served.

Indemnity Agreements

We currently have indemnity agreements in place with each of our current Directors and senior officers, as well as certain of the Directors and senior officers of our subsidiaries.  Under these agreements, we have agreed, subject to certain exceptions, to indemnify each of these individuals against all expenses, liabilities and losses incurred in connection with any threatened, pending or contemplated action, suit or proceeding, whether civil or criminal, administrative or investigative, to which such individual is a party or is threatened to be made a party, in any manner, based upon, arising from, relating to or by reason of the fact that such individual is, was, shall be or has been a Director, officer, employee, agent or fiduciary of the Company.

Compensation of Directors

During 2014, we paid our non-employee directors $35,000 per year. This amount was increased to $50,000 in 2015.  We pay the Chairman of our Audit Committee an additional $7,000 per year, the Chairman of our Compensation Committee an additional $5,000 per year, the Chairman of our Tax Oversight Committee an additional $18,000 per year and the Lead Independent Director an additional $5,000 per year.

During 2014 we paid an additional one-time fee of $5,000 to each of Messrs. Adams, Gould, McEachern and Kane and an additional one-time fee of $10,000 to Mr. Storey.  Messrs. McEachern and Storey also each received an additional $6,000 for their additional committee work.  In 2015 we paid an additional one-time fee of $25,000 to each of Messrs. Adams, Gould, McEachern and Kane and an additional one-time fee of $75,000 to Mr. Storey.  These fees were awarded in each case in recognition of their service on our Board and Committees.

Upon joining our Board, new Directors have historically received immediately vested five-year stock options to purchase 20,000 shares of our Class A Stock at an exercise price equal to the market price of the stock at the date of grant.  Initial grants to be made to Ms. Codding and Mr. Wrotniak, our recently appointed Directors, are being reviewed by our Compensation Committee.  Commencing January 15, 2015, each of our non-employee Directors will receive an additional annual grant of stock options to purchase 2,000 shares of our Class A Stock.  The award will be on January 15 of the applicable year, will be for a term of five years, have an exercise price equal to the market price of Class A Stock on the grant date and be fully vested immediately upon grant.

Director Compensation Table

The following table sets forth information concerning the compensation to persons who served as our non-employee Directors during 2014 for their services as Directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Margaret Cotter (1)	35,000	0	0	35,000
Guy W. Adams (2)	40,000	69,000	0	109,000
William D. Gould	40,000	0	0	40,000
Edward L. Kane	63,000	0	0	63,000

Douglas J. McEachern	53,000	0	0	53,000
Tim Storey	51,000	0	21,000(3)	72,000
Alfred Villaseñor (4)	10,000	0	0	10,000

(1)In addition to her Director’s fees, Ms. Margaret Cotter receives a combination of fixed and incentive management fees under the OBI Management Agreement described under the caption “Certain Transactions and Related Party Transactions - OBI Management Agreement,” below.

(2)Mr. Adams joined the Board on January 14, 2014 and was granted on that date a five-year stock option to purchase 20,000 shares of our Class A Stock at an exercise price of $7.40 per share. In accordance with SEC rules, the amount shown reflects the aggregate grant date fair value of the option award, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(3)Represents fees paid to Mr. Storey as the sole independent Director of our Company’s wholly-owned New Zealand subsidiary.

(4)Represents fees paid to Mr. Villaseñor prior to our 2014 Annual Meeting of Stockholders, when he declined to stand for re-nomination as a Director.

Vote Required

The nine nominees receiving the greatest number of votes cast at the Annual Meeting will be elected to the Board of Directors.

The Board has nominated each of the nominees discussed above to hold office until the 2016 Annual Meeting of Stockholders and thereafter until his or her respective successor has been duly elected and qualified. In the event that any nominee shall be unable or unwilling to serve as a Director, the Board shall reserve discretionary authority to vote for a substitute or substitutes. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

Ellen M. Cotter and Margaret Cotter, who together have shared voting control over an aggregate of 1,208,988 shares, or 71.9%, of our Class B Stock, have informed the Board that they intend to vote the shares beneficially held by them in favor of the nine nominees named in this Proxy Statement for election to the Board of Directors under Proposal 1. Of the shares of Class B Stock beneficially held by them, 696,080 shares are held of record by the Living Trust.  James Cotter, Jr. alleges he has the right to vote the shares held by the Living Trust.  The Company believes that, under applicable Nevada Law, where there are multiple trustees of a trust that is a record owner of voting shares of a Nevada Corporation, and more than one trustee votes, the votes of the majority of the voting trustees apply to all of the shares held of record by the trust.  If more than one trustee votes and the votes are split evenly on any particular proposal, each trustee may vote proportionally the shares held of record by the trust.  Ellen M. Cotter and Margaret Cotter, who collectively constitute a majority of the Co-Trustees of the Living Trust, have informed the Board that they intend to vote the shares held by the Living Trust for the nine nominees named in this Proxy Statement for election to the Board of Directors under Proposal 1.  Accordingly, the Company believes that Ellen M. Cotter and Margaret Cotter collectively have the power and authority to vote all of the shares of Class B Stock held of record by the Living Trust.

PROPOSAL 2:   Ratification of Appointment of Independent Registered

Public Accounting Firm

The Audit Committee has selected Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2015, and the Board has ratified such appointment. The Board has directed that our management submit the selection of Grant Thornton LLP as our independent registered public accounting firm for 2015 for ratification by the stockholders at the Annual Meeting.

Grant Thornton LLP has audited our consolidated financial statements since 2011. Representatives of Grant Thornton LLP are expected to be at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2015 is not required by our Bylaws or otherwise. However, the Board has directed our management to submit this selection to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection of Grant Thornton LLP, the Audit Committee will not be required to replace Grant Thornton LLP as our independent registered public accounting firm. In the event of such a failure to ratify, the Audit Committee and the Board will reconsider whether or not to retain Grant Thornton LLP as our independent registered public accounting firm in future years. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for 2015.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2015.

REPORT OF THE AUDIT AND CONFLICTS COMMITTEE

The following is the report of the Audit Committee of our Board of Directors with respect to our audited financial statements for the fiscal year ended December 31, 2014.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The purpose of the Audit Committee is to assist the Board in its general oversight of our financial reporting, internal controls and audit functions.  The Audit Committee operates under a written Charter adopted by our Board of Directors.  The Charter is reviewed periodically and subject to change, as appropriate.  The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management and Grant Thornton LLP, our independent auditors.  Management is responsible for:  the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Grant Thornton LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting that is integrated with Audit of Financial Statements.”  In addition, Grant Thornton LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Grant Thornton LLP their firm’s independence.

Based on their review of the consolidated financial statements and discussions with and representations from management and Grant Thornton LLP referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2014 for filing with the SEC.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Audit Committee relied on (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (2) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Respectfully submitted by the Audit Committee.

Douglas J. McEachern, Chairman
Edward L. Kane
Tim Storey

BENEFICIAL OWNERSHIP OF SECURITIES

Except as described below, the following table sets forth the shares of Class A Stock and Class B Stock beneficially owned on October 6, 2015 by:

•	each of our incumbent Directors and Director nominees;
•	each of our incumbent executive officers and named executive officers set forth in the Summary Compensation Table of this Proxy Statement;
•	each person known to us to be the beneficial owner of more than 5% of our Class B Stock; and
•	all of our incumbent Directors and incumbent executive officers as a group.

Except as noted, and except pursuant to applicable community property laws, we believe that each beneficial owner has sole voting power and sole investment power with respect to the shares shown.  An asterisk (*) denotes beneficial ownership of less than 1%.

	Amount and Nature of Beneficial Ownership (1)
	Class A Stock		Class B Stock
Name and Address of	Number of	Percentage	Number of	Percentage
Beneficial Owner	Shares	of Stock	Shares	of Stock

Directors and Named Executive Officers
Ellen M. Cotter (2)(8)	3,146,965	14.0	1,173,888	69.8
James J. Cotter, Jr. (8)(9)	3,149,076	14.0	696,080	44.0
Margaret Cotter (3)(8)	3,335,012	14.9	1,158,988	69.0
Guy W. Adams	--	--	--	--
Judy Codding	--	--	--	--
William D. Gould (4)	54,340	*	--	--
Edward L. Kane (5)	17,500	*	100	*
Andrzej Matyczynski (12)	38,289	*	--	--
Douglas J. McEachern (6)	37,300	*	--	--
Michael Wrotniak	--	--	--	--
Robert F. Smerling (7)	43,750	*	--	--
Wayne Smith	6,000	*	--	--

5% or Greater Stockholders
James J. Cotter Living Trust (8)	1,897,649	8.5	696,080	44.0
Estate of James J. Cotter, Sr. (Deceased) (8)	326,800	1.5	427,808	25.5
Mark Cuban (10) 5424 Deloache Avenue Dallas, Texas 75220	72,164	*	207,611	13.1

PICO Holdings, Inc. and PICO Deferred Holdings, LLC (11) 875 Prospect Street, Suite 301 La Jolla, California 92037	--	--	97,500	6.2

All Directors and executive officers as a group (12 persons) (13)	5,315,993	23.7	1,209,088	71.9

(1)Percentage ownership is determined based on 22,425,056 shares of Class A Stock and 1,680,590 shares of Class B Stock outstanding on October 6, 2015.  Beneficial ownership has been determined in accordance with SEC rules. Shares subject to options that are presently exercisable, or exercisable within 60 days following the date as of which this information is provided, and not subject to repurchase as of that date, which are indicated by footnote, are deemed to be beneficially owned by the person holding the options and are deemed to be outstanding in computing the percentage ownership of that person, but not in computing the percentage ownership of any other person.

(2)The Class A Stock shown includes 20,000 shares subject to stock options as well as 799,765 shares held directly.  The Class A Stock shown also includes 102,751 shares held by the James J. Cotter Foundation (the “Cotter Foundation”).  Ellen M. Cotter is Co-Trustee of the Cotter Foundation and, as such, is deemed to beneficially own such shares.  Ms. Cotter disclaims beneficial ownership of such shares except to the extent of her pecuniary interest, if any, in such shares.  The Class A Stock shown also includes 297,070 shares that are part of the Estate of James J. Cotter, Deceased (the “Cotter Estate”) that is being administered in the State of Nevada and 29,730 shares from the Cotter Profit Sharing Plan.  On December 22, 2014, the District Court of Clark County, Nevada, appointed Ellen M. Cotter and Margaret Cotter as co-executors of the Cotter Estate.  As such, Ellen M. Cotter would be deemed to beneficially own such shares.   The shares of Class A Stock shown also include 1,897,649 shares held by the James J. Cotter Living Trust (the “Living Trust”).  See footnotes (8) for information regarding beneficial ownership of the shares held by the Living Trust.    As Co-Trustees of the Living Trust, the three Cotter family members would be deemed to beneficially own such shares depending upon the outcome of the matters described in footnote (8).  Together Margaret Cotter and Ellen M. Cotter beneficially own 1,208,988 shares of Class B Stock.

(3)The Class A Stock shown includes 17,000 shares subject to stock options as well as 804,173 shares held directly. The Class A Stock shown also includes 289,390 shares held by the Cotter 2005 Grandchildren’s Trust and and 29,730 shares from the Cotter Profit Sharing Plan.  Margaret Cotter is Co-Trustee of the Cotter 2005 Grandchildren’s Trust and, as such, is deemed to beneficially own such shares.  Ms. Cotter disclaims beneficial ownership of such shares except to the extent of her pecuniary interest, if any, in such shares.  The Class A Stock shown includes 297,070 shares of Class A Stock that are part of the Cotter Estate. As Co-Executor of the Cotter Estate, Ms. Cotter would be deemed to beneficially own such shares.   The shares of Class A Stock shown also include 1,897,649 shares held by the Living Trust.  See footnotes (8) for information regarding beneficial ownership of the shares held by the Living Trust.  As Co-Trustees of the Living Trust, the three Cotter family members would be deemed to beneficially own such shares depending upon the outcome of the matters described in footnote (8).  Together Margaret Cotter and Ellen M. Cotter beneficially own 1,208,988 shares of Class B Stock.

(4)The Class A Stock shown includes 17,000 shares subject to stock options.

(5)The Class A Stock shown includes 2,000 shares subject to stock options.

(6)The Class A Stock shown includes 27,000 shares subject to stock options.

(7)The Class A Stock shown consists of shares subject to stock options.

(8)On June 5, 2013, the Declaration of Trust establishing the Living Trust was amended and restated (the “2013 Restatement”) to provide that, upon the death of James J. Cotter, Sr., the Trust’s shares of Class B Stock were to be held in a separate trust, to be known as the “Reading Voting Trust,” for the benefit of the grandchildren of Mr. Cotter, Sr.  Mr. Cotter, Sr. passed away on September 13, 2014.  The 2013 Restatement also names Margaret Cotter the sole trustee of the Reading Voting Trust and names James J. Cotter, Jr. as the first alternate trustee in the event that Ms. Cotter is unable or unwilling to act as trustee.  The trustees of the Living Trust, as of the 2013 Restatement, were Ellen M. Cotter and Margaret Cotter.  On June 19, 2014, Mr. Cotter, Sr. signed a 2014 Partial Amendment to Declaration of Trust (the “2014 Amendment”) that names Margaret Cotter and James J. Cotter, Jr. as the co-trustees of the Reading Voting Trust and provides that, in the event they are unable to agree upon an important trust decision, they shall rotate the trusteeship between them annually on each January 1st.  It further directs the trustees of the Reading Voting Trust to, among other things, vote the Class B Stock held by the Reading Voting Trust in favor of the appointment of Ellen M. Cotter, Margaret Cotter and James J. Cotter, Jr. to our Board and to take all actions to rotate the chairmanship of our Board among the three of them.  The 2014 Amendment states that James J. Cotter, Jr., Ellen M. Cotter and Margaret Cotter are Co-Trustees of the Living Trust.  On February 6, 2015, Ellen M. Cotter and Margaret Cotter filed a Petition in the Superior Court of the State of California, County of Los Angeles, captioned In re James J. Cotter Living Trust dated August 1, 2000 (Case No. BP159755).  The Petition, among other things, seeks relief that could determine the validity of the 2014 Amendment and who between Margaret Cotter and James J. Cotter Jr. will have authority as trustee or co-trustees of the Reading Voting Trust to vote the shares of Class B Stock shown (in whole or in part) and the scope and extent of such authority.  Mr. Cotter, Jr. has filed an opposition to the Petition.  The 696,080 shares of Class B Stock shown in the table as being beneficially owned by the Living Trust are reflected on the Company’s stock register as being held by the Living Trust and not by the Reading Voting Trust.  The information in the table reflects direct ownership of the 696,080 shares of Class B Stock by the Living Trust in accordance with the Company’s stock register and beneficial ownership of such shares as being held by each of the three potential Co-Trustees, Mr. Cotter, Jr., Ellen M. Cotter and Margaret Cotter, who, unless a court determines otherwise, are deemed to share voting and investment power of the shares held by the Living Trust.

(9) The Class A Stock shown includes 859,286 shares held directly.  The Class A Stock shown also includes 289,390 shares held by the Cotter 2005 Grandchildren’s Trust and 102,751 held by the Cotter Foundation.  Mr. Cotter, Jr. is Co-Trustee of the Cotter 2005 Grandchildren’s Trust and of the Cotter Foundation and, as such, is deemed to beneficially own such shares.  Mr. Cotter, Jr. disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any, in such shares.  The Class A Stock shown also includes 1,897,649 shares held by the Living Trust, which became irrevocable upon Mr. Cotter, Sr.’s death on September 13, 2014.  See footnotes (8) for information regarding beneficial ownership of the shares held by the Living Trust.  As Co-Trustees of the Living Trust, the three Cotter family members would be deemed to beneficially own such shares depending upon the outcome of the matters described in footnote (8).    The Class A Stock shown includes 811,661 shares pledged as security for a margin loan.

(10)Based on Mr. Cuban’s Form 4 filed with the SEC on July 18, 2011 and Schedule 13D filed on August 3, 2015.

(11)Based on the PICO Holdings, Inc. and PICO Deferred Holdings, LLC Schedule 13G filed with the SEC on February 15, 2011.

(12)The Class A Stock shown includes 12,500 shares subject to stock options.

(13)The Class A Stock shown includes 139,250 shares subject to options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and Directors, and persons who own more than 10% of our common stock, to file reports regarding ownership of, and transactions in, our securities with the Securities and Exchange Commission (the “SEC”) and to provide us with copies of those filings.  Based solely on our review of the copies received by us and on the written representations of certain reporting persons, we believe that the following Forms 3 and 4 for transaction that occurred in 2014 were filed later than is required under Section 16(a) of the Securities Exchange Act of 1934:

•James J. Cotter, Sr. failed to timely file 16 Forms 4 with respect to 70 transactions in our common stock;

•James J. Cotter, Jr. failed to timely file two Forms 4 with respect to one transaction in our common stock;

•Ellen M. Cotter failed to timely file three Forms 4 with respect to one transaction in our common stock;

•Margaret Cotter failed to timely file two Forms 4 with respect to one transaction in our common stock;

•Mr. Storey failed to timely file one Form 4 with respect to one transaction in our common stock;

•The Estate of James Cotter, Sr. (Deceased) failed to timely file one Form 3 with respect to one transaction in our common stock; and

•The James J. Cotter Living Trust failed to timely file one Form 3 with respect to one transaction in our common stock.

All of the transactions involved were between the individual involved and our Company or related to certain inter-family or estate planning transfers, and did not involve transactions with the public.  Insofar as we are aware, all required filings have now been made.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers other than Ellen M. Cotter, whose information is set forth above under “Proposal 1: Election of Directors – Nominees for Election.”

Name	Age	Title
Devasis Ghose	62	Chief Financial Officer
Robert F. Smerling	80	President - Domestic Cinemas
William D. Ellis	58	General Counsel and Secretary
Wayne D. Smith	57	Managing Director – Australia and New Zealand
James J. Cotter, Sr.		Former Chief Executive Officer (Deceased)
James J. Cotter, Jr.	46	Former Chief Executive Officer
Andrzej Matyczynski	63	Former Chief Financial Officer, Treasurer and Corporate Secretary

Devasis (“Dev”) Ghose.  Devasis Ghose was appointed Chief Financial Officer and Treasurer on May 11, 2015.  Over the past 25 years, Mr. Ghose served as Executive Vice President and Chief Financial Officer and in a number of senior finance roles with three NYSE-listed companies: Skilled Healthcare Group (a health services company, now part of Genesis HealthCare) from 2008 to 2013, Shurgard Storage Centers, Inc. (an international company focused on the acquisition, development and operation of self-storage centers in the US and Europe; now part of Public Storage) from 2004 to 2006, and HCP, Inc., (which invests primarily in real estate serving the healthcare industry) from 1986 to 2003, and as Managing Director-International for Green Street Advisors (an independent research and trading firm concentrating on publicly traded real estate corporate securities in the US & Europe) from 2006 to 2007.  Prior thereto, Mr. Ghose worked for 10 years for PricewaterhouseCoopers in the U.S. from 1975 to 1985, and KPMG in the UK.  He qualified as a Certified Public Accountant in the U.S. and a Chartered Accountant in the U.K., and holds an Honors Degree in Physics from the University of Delhi, India and an Executive M.B.A. from the University of California, Los Angeles.

Robert F. Smerling.  Robert F. Smerling has served as President of our domestic cinema operations since 1994.  Mr. Smerling has been in the cinema industry for 57 years and, immediately before joining our Company, served as the President of Loews Theatres Management Corporation.

William D. Ellis.  William D. Ellis was appointed our General Counsel and Secretary in October 2014.  Mr. Ellis has more than 30 years of hands-on legal experience as a real estate lawyer. Before joining our Company, he was a partner in the real estate group at Sidley Austin LLP for 16 years. Before that, he worked at the law firm of Morgan Lewis & Bockius LLP.  Mr. Ellis began his career as a corporate and securities lawyer (handling corporate acquisitions, IPO’s, mergers, etc.) and then moved on to real estate specialization (handling leasing, acquisitions, dispositions, financing, development and land use and entitlement across the United States). He had a substantial real estate practice in New York and Hawaii, areas in which we have particular asset concentrations.  Mr. Ellis graduated Phi Beta Kappa from Occidental College in 1979 with a Bachelor of Arts degree in Political Science.  He received his J.D. degree in 1982 from the University of Michigan Law School.

Wayne D. Smith.  Wayne D. Smith joined our Company in April 2004 as our Managing Director - Australia and New Zealand, after 23 years with Hoyts Cinemas.  During his time with Hoyts, he was a key driver, as Head of Property, in growing that company’s Australian and New Zealand operations via an AUD$250 million expansion to more than 50 sites and 400 screens.  While at Hoyts, his career included heading up the group’s car parking company, cinema operations, representing Hoyts as a director on various joint venture interests, and coordinating many asset acquisitions and disposals the company made.

James J. Cotter Sr.  James J. Cotter Sr. served as our Chairman and Chief Executive Officer during 2014 until his resignation on August 7, 2014.

James J. Cotter Jr.  James J. Cotter Jr. served as our President during all of 2014 and was appointed our Chief Executive Officer on August 7, 2014.  He served as our Vice Chairman during 2014 through August 7, 2014.  Mr. Cotter’s position as President and Chief Executive Officer continued until June 12, 2015.

Andrzej Matyczynski.  Andrzej Matyczynski served as our Chief Financial Officer, Treasurer and Corporate Secretary during 2014.  Mr. Matyczynski resigned as Corporate Secretary on October 20, 2014 and as our Chief Financial Officer and Treasurer effective May 11, 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role and Authority of the Compensation Committee

Our Board has established a standing Compensation Committee consisting of two or more of our non-employee Directors.  As a Controlled Company, we are exempt from the NASDAQ Listing Rules regarding the determination of executive compensation.

The Compensation Committee recommends to the full Board the compensation of our Chief Executive Officer and of the other Cotter family members who serve as officers of our Company.  Our Board, with the Cotter family Directors abstaining, typically has accepted without modification the compensation recommendations of the Compensation Committee, but reserves the right to modify the recommendations or take other compensation actions of its own.  Prior to his resignation as our Chairman and Chief Executive Officer on August 7, 2014, during 2014, as in prior years, James J. Cotter, Sr. was delegated responsibility by our Board for determining the compensation of our executive officers other than himself and his family members.  The Board exercised oversight of Mr. Cotter, Sr.’s executive compensation decisions as a part of his performance as our former Chief Executive Officer.

Throughout this proxy statement, the individuals named in the Summary Compensation Table, below, are referred to as the “named executive officers.”

CEO Compensation

The Compensation Committee recommends to our Board the annual compensation of our Chief Executive Officer, based primarily upon the Compensation Committee’s annual review of peer group practices and the advice of an independent third-party compensation consultant.  The Compensation Committee has established three components of our Chief Executive Officer’s compensation—a base cash salary, a discretionary annual cash bonus, and a fixed stock grant.  The objective of each element is to reasonably reward our Chief Executive Officer for his or her performance and leadership.

In 2007, our Board approved a supplemental executive retirement plan (“SERP”) pursuant to which we agreed to provide Mr. Cotter, Sr. supplemental retirement benefits as a reward for his more than 25 years of service to our Company and its predecessors.  None of Mr. James J. Cotter, Jr., our former Chief Executive Officer, Ms. Ellen M. Cotter, our interim Chief Executive Officer, or any of our other current or former officers or employees, is eligible to participate in the SERP, which is described in greater detail below under the caption “Supplemental Executive Retirement Plan.”  Because this plan was adopted as a reward to Mr. Cotter, Sr. for his past services and the amounts to be paid under that plan are determined by an agreed-upon formula, the Compensation Committee did not take into account the benefits under that plan in determining Mr. Cotter, Sr.’s annual compensation for 2014 or previous years.  The amounts reflected in the Executive Compensation Table under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” reflect any increase in the present value of the SERP benefit based upon the actuarial impact of the payment of Mr. Cotter, Sr.’s cash compensation and changes in interest rates.  Since the SERP is unfunded, this amount does not reflect any actual payment by our Company into the plan or the value of any assets in the plan (of which there are none).  The benefits to Mr. Cotter, Sr. under the SERP were tied to the cash portion only of his compensation, and not to compensation in the form of stock options or stock grants.

2014 CEO Compensation

The Compensation Committee engaged Towers Watson, formerly Towers Perrin, executive compensation consultants, in 2012 to analyze our Chief Executive Officer’s total direct compensation compared to a peer group of companies. In preparing the analysis, Towers Watson, in consultation with our management, including James J. Cotter, Sr., identified a peer group of companies in the real estate and cinema exhibition industries, our two business segments, based on market value, industry, and business description.

For purposes of establishing our Chief Executive Officer’s 2014 compensation, the Compensation Committee engaged Towers Watson to update its analysis of Mr. Cotter, Sr.’s compensation as compared to his peers, which updated report was received on February 26, 2014.  The Company paid Towers Watson $11,461 for the updated report.

The Towers Watson analysis focused on the competitiveness of Mr. Cotter, Sr.’s annual base salary, total cash compensation and total direct compensation (i.e., total cash compensation plus expected value of long-term compensation) relative to a peer group of United States and Australian companies and published compensation survey data, and to our

Company’s compensation philosophy, which was to target Mr. Cotter, Sr.’s total direct compensation to the 66th percentile of the peer group.

The peer group consisted of the following 18 companies:

Acadia Realty Trust	Inland Real Estate Corp.
Amalgamated Holdings Ltd.	Kite Realty Group Trust
Associated Estates Realty Corp.	LTC Properties Inc.
Carmike Cinemas Inc.	Ramco-Gershenson Properties Trust
Cedar Shopping Centers Inc.	Regal Entertainment Group
Cinemark Holdings Inc.	The Marcus Corporation
Entertainment Properties Trust	Urstadt Biddle Properties Inc.
Glimcher Realty Trust	Village Roadshow Ltd.
IMAX Corporation

Towers Watson predicted 2014 pay levels by using regression analysis to adjust compensation data based on estimated annual revenues of $260 million (i.e., our Company’s approximate annual revenues) for all companies, excluding financial services companies.  Towers Watson did not evaluate Mr. Cotter, Sr.’s SERP, because the SERP is fully vested and accrues no additional benefits, except as Mr. Cotter, Sr.’s annual cash compensation may change.

The Towers Watson analysis indicated that the peer group data, with the exception of annual base salary, was above Mr. Cotter, Sr.’s pay levels in 2013.  The peer group is partially comprised of companies that are larger than our Company, and the 66th percentile level tends to reflect the larger peers.  However, Towers Watson analysis also indicated that the size of the peers does not materially affect the pay levels at the peer companies.  The published survey data of companies of comparable size reviewed by Towers Watson was below our Chief Executive Officer pay levels.

Towers Watson averaged the data from the peer group and the published survey data to compile “blended” market data.  As compared to the blended market data, Mr. Cotter, Sr.’s 2013 cash compensation and total direct compensation, which includes the expected value of long-term incentive compensation, was in line with the 66th percentile.

Because our Company is comparable to the smaller companies in the peer group, Towers Watson reviewed whether the size of the proxy peer group of companies had a meaningful impact on reported CEO pay levels, and concluded that there is a weak correlation between company size and CEO compensation.  It concluded, therefore, that it was not necessary to separately adjust the peer group data based on the size of our Company.

The Compensation Committee met on February 27, 2014 to consider the Towers Watson analysis.  At the meeting, the Compensation Committee determined to recommend to our Board the following compensation for Mr. Cotter, Sr. for 2014 and on March 13, 2014, our Board accepted the Compensation Committee’s recommendation without modification:

Salary:$750,000

The Compensation Committee recommended maintaining Mr. Cotter, Sr.’s 2014 annual base salary at its 2013 level of $750,000, which approximates the 75th percentile of the peer group.

Discretionary Cash Bonus:Up to $750,000.

In 2013, the Compensation Committee recommended and our Board approved a total cash bonus to Mr. Cotter, Sr. of $1,000,000, as compared to the target bonus of $500,000.  This resulted in total 2013 compensation to Mr. Cotter, Sr. above the 75th percentile of the peer group and total direct compensation near the 66th percentile.  At its meeting on February 27, 2014, the Compensation Committee determined to increase the upper range of Mr. Cotter, Sr.’s discretionary cash bonus for 2014 to $750,000 from the 2013 target level of $500,000.  The bonus was subject to Mr. Cotter, Sr. being employed by our Company at year-end, unless his employment were to terminate earlier due to his death or disability.  No other benchmarks, formulas or quantitative or qualitative measurements were specified for use in determining the amount of cash bonus to be awarded within this range.  As in 2013, the Compensation Committee also reserved the right to increase the upper range of discretionary cash bonus amount based upon exceptional results of our Company or Mr. Cotter, Sr.’s exceptional performance, as determined in the Compensation Committee’s discretion.

At its meeting on August 14, 2014, the Compensation Committee determined that Mr. Cotter, Sr.’s successful completion of our sale of the Burwood property in Australia and other accomplishments in 2014 justified the award to Mr. Cotter, Sr. of the full $750,000 cash bonus, plus an additional cash bonus of $300,000.  The Compensation Committee’s determination to award the extraordinary cash bonus was based in part on the advice of Towers Watson.

Stock Bonus:$1,200,000 (160,643 shares of Class A Stock).

At its meeting on February 27, 2014, the Compensation Committee determined that, so long as Mr. Cotter, Sr.’s employment with the Company is not terminated prior to December 31, 2014 other than as a result of his death or disability, he was to receive 160,643 shares of our Company’s Class A Stock; the number of shares of Class A nonvoting common stock equal to $1,200,000 divided by the closing price of the stock on February 27, 2104, the date the Committee approved the stock bonus.  This compares to a similar stock bonus to Mr. Cotter, Sr. of $750,000 in 2013.

The stock bonus was paid to the Estate of Mr. Cotter, Sr. in February 2015.

Following his appointment on August 7, 2014 as our Chief Executive Officer and until his termination from that position on June 12, 2015, James J. Cotter, Jr. continued to receive the same base salary of $335,000 that he had previously been receiving in his capacity as our President.

Mr. Cotter, Jr. was not awarded a discretionary cash bonus for 2014.

Total Direct Compensation

We and our Compensation Committee have no policy regarding the amount of salary and cash bonus paid to our Chief Executive Officer or other named executive officers in proportion to their total direct compensation.

Compensation of Other Named Executive Officers

The compensation of the Cotter family members as executive officers of our Company is determined by the Compensation Committee based on the same compensation philosophy used to determined Mr. Cotter, Sr.’s 2014 compensation.  The Cotter family members’ respective compensation consists of a base cash salary, discretionary cash bonus and periodic discretionary grants of stock options.

Mr. Cotter, Sr. set the 2014 base salaries of our executive officers other than himself and members of his family.  Mr. Cotter, Sr.’s decisions were not subject to approval by the Compensation Committee or our Board, but our Compensation Committee and our Board considered Mr. Cotter, Sr.’s decisions with respect to executive compensation in evaluating his performance as our Chief Executive Officer.  Mr. Cotter, Sr. informed us that he did not use any formula, benchmark or other quantitative measure to establish or award any component of executive compensation, nor did he consult with compensation consultants on the matter.  Mr. Cotter, Sr. also advised us that he considered the following guidelines in setting the type and amount of executive compensation:

1.	Executive compensation should primarily be used to:
•	attract and retain talented executives;
•	reward executives appropriately for their individual efforts and job performance; and
•	afford executives appropriate incentives to achieve the short-term and long-term business objectives established by management and our Board.
2.	In support of the foregoing, the total compensation paid to our named executive officers should be:
•	fair, both to our Company and to the named executive officers;
•	reasonable in nature and amount; and
•	competitive with market compensation rates.

Personal and Company performances were just two factors considered by Mr. Cotter, Sr. in establishing base salaries. We have no pre-established policy or target for allocating total executive compensation between base and discretionary or incentive compensation, or between cash and stock-based incentive compensation.  Historically, including in 2014, a majority of total compensation to our named executive officers has been in the form of annual base salaries and discretionary cash bonuses, although stock bonuses have been granted from time to time under special circumstances.

These elements of our executive compensation are discussed further below.

Salary:  Annual base salary is intended to compensate named executive officers for services rendered during the fiscal year in the ordinary course of performing their job responsibilities.  Factors considered by Mr. Cotter, Sr. in setting the base salaries may have included (i) the negotiated terms of each executive’s employment agreement or the original terms of employment, (ii) the individual’s position and level of responsibility with our Company, (iii) periodic review of the executive’s compensation, both individually and relative to our other named executive officers, and (iv) a subjective evaluation of individual job performance of the executive.

Cash Bonus:  Historically, we have awarded annual cash bonuses to supplement the base salaries of our named executive officers, and our Board has delegated to our Chief Executive Officer the authority to determine in his discretion the annual cash bonuses, if any, to be paid to our executive officers other than the Cotter family executives.  Any discretionary annual bonuses to the Cotter family executive have historically been determined by our Board based upon the recommendation of our Compensation Committee.

No cash bonuses were awarded to Cotter family members other than Mr. Cotter, Sr. for 2014.  Factors to be considered in determining or recommending any such cash bonuses include (i) the level of the executive’s responsibilities, (ii) the efficiency and effectiveness with which he or she oversees the matters under his or her supervision, and (iii) the degree to which the officer has contributed to the accomplishment of major tasks that advance the Company’s goals.

Stock Bonus:  Equity incentive bonuses may be awarded to align our executives’ long-term compensation to appreciation in stockholder value over time and, so long as such grants are within the parameters set by our 2010 Stock Incentive Plan, historically were entirely discretionary on the part of Mr. Cotter, Sr.  Other stock grants are subject to approval by the Compensation Committee.  Equity awards may include stock options, restricted stock, bonus stock, or stock appreciation rights.

If awarded, it is generally our policy to value stock options and restricted stock at the closing price of our common stock as reported on the NASDAQ Capital Market on the date the award is approved or on the date of hire, if the stock is granted as a recruitment incentive. When stock is granted as bonus compensation for a particular transaction, the award may be based on the market price on a date calculated from the closing date of the relevant transaction. Awards may also be subject to vesting and limitations on voting or other rights.

Andrzej Matyczynski, our former Chief Financial Officer, Treasurer and Corporate Secretary, has a written employment agreement with our Company that provides for a specified annual base salary and other compensation.  Mr. Matyczynski resigned effective September 1, 2014, but he and our Company agreed to postpone the effective date of his resignation until April 15, 2016.  Upon Mr. Matyczynski’s Retirement Date, he will become entitled under his employment agreement to a lump-sum severance payment of $244,500 and to the payment of his vested benefit under his deferred compensation plan discussed below in this section.

Other than Mr. Cotter, Sr.’s and Mr. Cotter, Jr.’s roles as Chief Executive Officer in setting compensation, none of our executive officers play a role in determining the compensation of our named executive officers.

2014 Base Salaries and Target Bonuses

We have historically established base salaries and target discretionary cash bonuses for our named executive officers through negotiations with the individual named executive officer, generally at the time the named executive officer commenced employment with us, with the intent of providing annual cash compensation at a level sufficient to attract and retain talented and experienced individuals.  Our Compensation Committee recommended and our Board approved the following base salaries for Mr. Cotter, Jr. and Ellen M. Cotter for 2014:

Name	2013 Base Salary ($)	2014 Base Salary ($)
James J. Cotter, Jr.	195,417	335,000
Ellen M. Cotter	335,000	335,000

The base salaries of our other named executive officers were established by Mr. Cotter, Sr. as shown in the following table:

Name	2013 Base Salary ($)	2014 Base Salary ($)
Andrzej Matyczynski	309,000	309,000
Robert F. Smerling	350,000	350,000
Wayne Smith	351,500	359,250

All named executive officers are eligible to receive a discretionary annual cash bonus.  Cash bonuses are typically prorated to reflect a partial year of service.  Our Board reserves discretion to adjust bonuses for the Cotter family members based on its own evaluations of the recommendations of our Compensation Committee as it did in both 2013 and 2014 in Mr. Cotter, Sr.’s case.

We offer stock options and stock awards to our employees, including named executive officers, as the long-term incentive component of our compensation program.  We sometimes grant equity awards to new hires upon their commencing employment with us and from time to time thereafter.  Our stock options allow employees to purchase shares of our common stock at a price per share equal to the fair market value of our common stock on the date of grant and may or may not be intended to qualify as “incentive stock options” for U.S. federal income tax purposes.  Generally, the stock options we grant to our employees vest over four years in equal installments upon the annual anniversaries of the date of grant, subject to their continued employment with us on each vesting date.

Other Elements of Compensation

Retirement Plans

We maintain a 401(k) retirement savings plan that allows eligible employees to defer a portion of their compensation, within limits prescribed by the Internal Revenue Code, on a pre-tax basis through contributions to the plan.  Our named executive officers other than Mr. Smith, who is a non-resident of the U.S., are eligible to participate in the 401(k) plan on the same terms as other full-time employees generally. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Supplemental Executive Retirement Plan

In March 2007, our Board approved the SERP pursuant to which we agreed to provide Mr. Cotter, Sr. supplemental retirement benefits.  Under the SERP, following his separation from our Company, Mr. Cotter, Sr. was to be entitled to receive from our Company for the remainder of his life or 180 months, whichever is longer, a monthly payment of 40% of his average monthly base salary and cash bonuses over the highest consecutive 36-month period of earnings prior to Mr. Cotter, Sr.’s separation from service with us.  The benefits under the SERP are fully vested.

The SERP is unfunded and, as such, the SERP benefits are unsecured, general obligations of our Company.  We may choose in the future to establish one or more grantor trusts from which to pay the SERP benefits.  The SERP is administered by the Compensation Committee.

Other Retirement Plans

During 2012, Mr. Matyczynski was granted an unfunded, nonqualified deferred compensation plan (“DCP”) that was partially vested and was to vest further so long as he remained in our continuous employ.  If Mr. Matyczynski were to be terminated for cause, then the total vested amount would be reduced to zero.  The incremental amount vested each year was made subject to review and approval by our Board.  Mr. Matyczynski’s DCP vested as follows:

December 31	Total Vested Amount at the End of Each Vesting Year
2013	$300,000
2014	$450,000

Mr. Matyczynski resigned his employment with the Company effective September 1, 2014, but he and our Company agreed to postpone the effective date of his resignation until April, 2016.  Upon the termination of Mr. Matyczynski’s employment, he would become entitled under the DCP agreement to payment of the vested benefits under his DCP in annual installments following the later of (a) 30 days following Mr. Matyczynski’s 65th birthday or (b) six months after his separation from service, unless his employment were to be terminated for cause.

We currently maintain no other retirement plan for our named executive officers.

Key Person Insurance

Our Company maintains life insurance on certain individuals who we believe to be key to our management.  In 2014, these individuals included James J. Cotter, Sr., James J. Cotter, Jr., Ellen M. Cotter, Margaret Cotter and Messrs. Matyczynski, Smerling and Smith.   If such individual ceases to be an employee, Director or independent contractor of our Company, as the case may be, she or he is permitted, by assuming responsibility for all future premium payments, to replace our Company as the beneficiary under such policy.  These policies allow each such individual to purchase up to an equal amount of insurance for such individual’s own benefit.  In the case of our employees, the premium for both the insurance as to which our Company is the beneficiary and the insurance as to which our employee is the beneficiary, is paid by our Company.  In the case of named executive officers, the premium paid by our Company for the benefit of such individual is reflected in the Compensation Table in the column captioned “All Other Compensation.”

Employee Benefits and Perquisites

Our named executive officers are eligible to participate in our health and welfare plans to the same extent as all full-time employees generally. We do not generally provide our named executive officers with perquisites or other personal benefits, although in the past we provided Mr. Cotter, Sr. the personal use of our West Hollywood, California, condominium, which was used as an executive meeting place and office and sold in February 2015, a Company-owned automobile and a health club membership.  Historically, all of our other named executive officers also have received an automobile allowance.  From time to time, we may provide other perquisites to one or more of our other named executive officers.

Tax Gross-Ups

As a general rule, we do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation paid or provided by our Company.  In 2014, however, we reimbursed Ms. Ellen M. Cotter $50,000 for income taxes she incurred as a result of her exercise of stock options that were deemed to be nonqualified stock options for income tax purposes, but which were intended by the Compensation Committee and her to be so-called incentive stock options, or “ISOs”, when originally granted.  Our Compensation Committee believed it was appropriate to reimburse Ms. Cotter because it was our Company’s intention at the time of the issuance to give her the tax deferral feature applicable to ISOs.  Due to the application of complex attribution rules, she did not in fact qualify for such tax deferral.  Accordingly, upon exercise, she received less compensation than the Compensation Committee had intended.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Subject to an exception for “performance-based compensation,” Section 162(m) of the Internal Revenue Code generally prohibits publicly held corporations from deducting for federal income tax purposes annual compensation paid to any senior executive officer to the extent that such annual compensation exceeds $1.0 million.  The Compensation Committee and our Board consider the limits on deductibility under Section 162(m) in establishing executive compensation, but retain the discretion to authorize the payment of compensation that exceeds the limit on deductibility under this Section as in the case of Mr. Cotter, Sr.

Nonqualified Deferred Compensation

We believe we are operating, where applicable, in compliance with the tax rules applicable to nonqualified deferred compensation arrangements.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of Statement of Accounting Standards No. 123(R).  Our decision to award restricted stock to Mr. Cotter, Sr. and other named executive officers from time to time was based in part upon the change in accounting treatment for stock options.  Accounting treatment otherwise has had no significant effect on our compensation decisions.

Say on Pay

At our Annual Meeting of Stockholders held on May 15, 2014, we held an advisory vote on executive compensation.  Our stockholders voted in favor of our Company’s executive compensation.  The Compensation Committee reviewed the results of the advisory vote on executive compensation in 2014 and did not make any changes to our compensation based on the results of the vote.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 401(b) of Regulation S-K and, based on such review and discussions, has recommended to our Board that the foregoing “Compensation Discussion and Analysis” be included in this Proxy Statement.

Respectfully submitted,

Edward L. Kane, Chair

Guy W. Adams
Tim Storey

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is currently comprised of Mr. Kane, who serves as Chair, and Mr. Adams. Mr. Storey, who served on our Board in 2014 and through October 11, 2015, served on our Compensation Committee throughout 2014. None of the members of the Compensation Committee was an officer or employee of the Company at any time during 2014.  None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has or had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Executive Compensation

This section discusses the material components of the compensation program for our executive officers named in the 2014 Summary Compensation Table below.  In 2014, our named executive officers and their positions were as follows:

•	James J. Cotter, Sr., former Chairman of the Board and former Chief Executive Officer.
•	James J. Cotter, Jr., former Vice Chairman, Chief Executive Officer and President.
•	Andrzej Matyczynski, former Chief Financial Officer, Treasurer and Corporate Secretary.
•	Robert F. Smerling, President – Domestic Cinema Operations.
•	Ellen M. Cotter, Chairperson of the Board, interim President and Chief Executive Officer, Chief Operating Officer – Domestic Cinemas and Chief Executive Officer of Consolidated Entertainment, LLC.
•	Wayne Smith, Managing Director – Australia and New Zealand.

Summary Compensation Table

The following table shows the compensation paid or accrued during the last three fiscal years ended December 31, 2014 to (i) Mr. James J. Cotter, Sr., who served as our principal executive officer until August 7, 2014, (ii) Mr. James J. Cotter, Jr., who served as our principal executive officer from August 7, 2014 through December 31, 2014, (iii) Mr. Andrzej Matyczynski, who served as our Chief Financial Officer through December 31, 2014, and (iv) the other three most highly compensated persons who served as executive officers in 2014.  The following executives are herein referred to as our “named executive officers.”

	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
James J. Cotter, Sr.(2)	2014	452,000	1,050,000	1,200,000	--	197,000	(3)	20,000	(4)	2,919,000
Former Chairman of the Board and Chief Executive Officer	2013	750,000	1,000,000	750,000	--	1,455,000	(3)	25,000	(4)	3,980,000
	2012	700,000	500,000	950,000	--	2,433,000	(3)	24,000	(4)	4,607,000

James J. Cotter, Jr.(5)	2014	335,000	--	--	--	--		27,000	(7)	362,000
Former President and Chief Executive Officer	2013	195,000	--	--	--	--		20,000	(7)	215,000
	2012	--						0		0

Andrzej Matyczynski (9)	2014	309,000			33,000	150,000	(6)	26,000	(7)	518,000
Former Chief Financial Officer, Treasurer and Corporate Secretary	2013	309,000	35,000	--	33,000	50,000	(6)	26,000	(7)	453,000
	2012	309,000	--	--	11,000	250,000	(6)	25,000	(7)	617,000

Robert F. Smerling	2014	350,000	25,000	--	--	--		22,000	(7)	397,000
President – Domestic Cinema Operations	2013	350,000	50,000	--	--	--		22,000	(7)	422,000
	2012	350,000	50,000	--	--	--		22,000	(7)	422,000

Ellen M. Cotter (10)	2014	335,000	--	--	--	--		75,000	(7)(8)	410,000
Interim President and Chief Executive Officer, Chief Operating Officer - Domestic Cinemas	2013	335,000	--	--	--	--		25,000	(7)	360,000
	2012	335,000	60,000	--	--	--		25,000	(7)	420,000

Wayne Smith	2014	324,000	56,000	--	--	--		19,000	(7)	388,000
Managing Director - Australia and New Zealand	2013	339,000	--	--	--	--		20,000	(7)	359,000
	2012	357,000	16,000	--	22,000	--		19,000	(7)	414,000

(1)Amounts represent the aggregate grant date fair value of awards computed in accordance with ASC Topic 718, excluding the effects of any estimated forfeitures. The assumptions used in the valuation of these awards are discussed in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 17, 2015.

(2)Mr. Cotter, Sr. resigned as our Chairman and Chief Executive Officer on August 7, 2014.

(3)Represents the present value of the vested benefits under Mr. Cotter. Sr.’s SERP.  In October 2014, we began accruing monthly supplemental retirement benefits of $57,000 in accordance with the SERP, but have not yet paid any such benefits to Mr. Cotter, Sr.’s designated beneficiaries.  Under the SERP, such payments are to continue for a 180-month period.

(4)Until February 25, 2015, we owned a condominium in West Hollywood, California, which we used as an executive meeting place and office.  “All Other Compensation” includes the estimated incremental cost to our Company of providing the use of the West Hollywood Condominium to Mr. Cotter, Sr., our matching contributions under our 401(k) plan, the cost of a Company automobile used by Mr. Cotter, Sr., and health club dues paid by our Company.

(5)Mr. Cotter, Jr. was appointed as our Chief Executive Officer on August 7, 2014 and served until June 12, 2015.

(6)Represents the increase in the vested benefit of the DCP for Mr. Matyczynski.  Payment of the vested benefit under his DCP will be made in accordance with the terms of the DCP.

(7)Represents our matching contributions under our 401(k) plan, the cost of key person insurance, and any automobile allowances.

(8)Includes the $50,000 tax gross-up described in the “Tax Gross-Up” section of the Compensation Discussion and Analysis.

(9)Mr. Matyczynski resigned as our Corporate Secretary on October 20, 2014 and as our Chief Financial Officer and Treasurer on May 11, 2015.

(10)Ms. Ellen M. Cotter was appointed our interim President and Chief Executive Officer on June 12, 2015.

Grants of Plan-Based Awards

The following table contains information concerning the stock grants made to our named executive officers for the year ended December 31, 2014:

Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Award	Grant Date Fair Value of Stock and Option Awards

Name	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

James J. Cotter, Sr.	12/31/2014	$ 1,200,000	$ 1,200,000	$ 1,200,000
Wayne Smith (1)	12/31/2014				6,000	6,000	6,000
William Ellis	10/20/2014							60,000	$ 8.94	171,457

_______________

(1)	The awards issued to Mr. Wayne Smith are related to his prior-year performance and will vest in equal installments in 2015 and 2016.

Employment Agreements

James J. Cotter, Jr.  On June 3, 2013, we entered into an employment agreement with Mr. James J. Cotter, Jr. to serve as our President.  The employment agreement provided Mr. Cotter, Jr. with an annual base salary of $335,000, with employee benefits in line with those received by our other senior executives.  Mr. Cotter, Jr. also was granted a stock option to purchase 100,000 shares of our Class A Stock at an exercise price equal to the market price of our Class A  Stock on the date of grant and which vested in equal annual increments over a four-year period, subject to his remaining in our continuous employ through each annual vesting date.

On June 12, 2015, the Board terminated the employment of James J. Cotter, Jr. as our President and Chief Executive Officer.  Under Mr. Cotter, Jr.’s employment agreement with the Company, he is entitled to the compensation and benefits he was receiving at the time of a termination without cause for a period of twelve months from notice of termination.  At the time of termination, Mr. Cotter Jr.’s annual salary was $335,000.    A dispute has arisen between the Company and Mr. Cotter as to whether the Company is required to continue to make these payments, which is currently subject to arbitration.

Devasis Ghose.  On April 20, 2015, we entered into an employment agreement with Mr. Devasis Ghose, pursuant to which he agreed to serve as our Chief Financial Officer for a  one year term commencing on May 11, 2015.  The employment agreement provides that Mr. Ghose is to receive an annual base salary of $400,000, with an annual target bonus of $200,000, and employee benefits in line with those received by our other senior executives.  Mr. Ghose was also granted stock options to purchase 100,000 shares of Class A Stock at an exercise price equal to the closing price of our Class A Stock on the date of grant and which will vest in equal annual increments over a four-year period, subject to his remaining in our continuous employ through each annual vesting date.

Under his employment agreement, we may terminate Mr. Ghose’s employment with or without cause (as defined) at any time.  If we terminate his employment without cause or fail to renew his employment agreement upon expiration without cause, Mr. Ghose will be entitled to receive severance in an amount equal to the salary and benefits he was receiving for a period of 12 months following such termination or non-renewal. If the termination is in connection with a “change of control” (as defined), Mr. Ghose would be entitled to severance in an amount equal to the compensation he would have received for a period two years from such termination.

William D. Ellis.  On October 20, 2014, we entered into an employment agreement with Mr. William D. Ellis, which was amended in September 2015, pursuant to which he agreed to serve as our General Counsel for a term of three years.  The employment agreement provides that Mr. Ellis is to receive an annual base salary of $350,000, with an annual target bonus of at least $60,000.  Mr. Ellis also received a “sign-up” bonus of $10,000 and is entitled to employee benefits in line with those received by our other senior executives.  In addition, Mr. Ellis was granted stock options to purchase 60,000 shares of Class A Stock at an exercise price equal to the closing price of our Class A Stock on the date of grant and which will vest in equal annual increments over a three-year period, subject to his remaining in our continuous employ through each annual vesting date.

Under his employment agreement, we may terminate Mr. Ellis’ employment with or without cause (as defined) at any time.  If we terminate his employment without cause, Mr. Ellis will be entitled, subject to receipt of a general release, to receive severance in an amount equal to the compensation he would have received for the remainder of the term of his employment agreement, or 24 months, whichever is less, but in no event less than 12 months.  If the termination is in connection with a “change of control” (as defined), Mr. Ellis would be entitled to severance in an amount equal to the compensation he would have received for a period of twice the number of months remaining in the term of his employment agreement.

Andrzej Matyczynski.  Mr. Matyczynski, our former Chief Financial Officer, Treasurer and Corporate Secretary, has a written employment agreement with our Company that provides for an annual base salary of $312,000 and other compensation.  Mr. Matyczynski resigned as our Corporate Secretary on October 20, 2014 and as our Chief Financial Officer and Treasurer effective May 11, 2015, but will continue as an employee until April 15, 2016 (the “Retirement Date”) in order to assist in the transition of our new Chief Financial Officer, Mr. Ghose, whose information is set forth above.   Upon Mr. Matyczynski’s Retirement Date, he will become entitled under his employment agreement to a lump-sum severance payment of $244,500 and to the payment of his vested benefit under his deferred compensation plan discussed above in this section.

2010 Equity Incentive Plan

On May 13, 2010, our stockholders approved the 2010 Stock Incentive Plan (the “Plan”) at the annual meeting of stockholders in accordance with the recommendation of the Board of Directors of the Company.  The Plan provides for awards of stock options, restricted stock, bonus stock, and stock appreciation rights to eligible employees, Directors, and consultants.  The Plan permits issuance of a maximum of 1,250,000 shares of Class A Stock.  The Plan expires automatically on March 11, 2020.

Equity incentive bonuses may be awarded to align our executives’ long-term compensation to appreciation in stockholder value over time and, so long as such grants are within the parameters of the Plan, historically were entirely discretionary on the part of Mr. Cotter, Sr.  Other stock grants are subject to Board approval.  Equity awards may include stock options, restricted stock, bonus stock, or stock appreciation rights.

If awarded, it is generally our policy to value stock options and restricted stock at the closing price of our common stock as reported on the NASDAQ Capital Market on the date the award is approved or on the date of hire, if the stock is granted as a recruitment incentive. When stock is granted as bonus compensation for a particular transaction, the award may be based on the market price on a date calculated from the closing date of the relevant transaction. Awards may also be subject to vesting and limitations on voting or other rights.

Certain Federal Income Tax Consequences

Nonqualified Stock Options.  There will be no federal income tax consequences to either the Company or the participant upon the grant of a non-discounted nonqualified stock option.  However, the participant will realize ordinary income on the exercise of the nonqualified stock option in an amount equal to the excess of the fair market value of the common stock acquired upon the exercise of such option over the exercise price, and the Company will receive a corresponding deduction.  The gain, if any, realized upon the subsequent disposition by the participant of the common stock will constitute short-term or long-term capital gain, depending on the participant’s holding period.

Incentive Stock Options.  There will be no regular federal income tax consequences to either the Company or the participant upon the grant or exercise of an incentive stock option.  If the participant does not dispose of the shares of common stock for two years after the date the option was granted and one year after the acquisition of such shares of common stock, the difference between the aggregate option price and the amount realized upon disposition of the shares of common stock will constitute long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction.  If the shares of common stock are disposed of in a sale, exchange or other “disqualifying disposition” during those periods, the participant will realize taxable ordinary income in an amount equal to the excess of the fair market value of the common stock purchased at the time of exercise over the aggregate option price (adjusted for any loss of value at the time of disposition), and the Company will be entitled to a federal income tax deduction equal to such amount, subject to the limitations under Code Section 162(m).

While the exercise of an incentive stock option does not result in current taxable income, the excess of (1) the fair market value of the option shares at the time of exercise over (2) the exercise price, will be an item of adjustment for purposes of determining the participant’s alternative minimum tax income.

SARs.  A participant receiving an SAR will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted.  When a participant exercises the SAR, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company, subject to limitations under Code Section 162(m).  In addition, the Board (or Committee), may at any time, in its discretion, declare any or all awards to be fully or partially exercisable and may discriminate among participants or among awards in exercising such discretion.

Restricted Stock.  Unless a participant makes an election to accelerate recognition of the income to the date of grant, a participant receiving a restricted stock award will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted.  When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock, and the Company will be entitled to a corresponding tax deduction at that time, subject to the limitations under Code Section 162(m).

Outstanding Equity Awards

The following table sets forth outstanding equity awards held by our named executive officers as of December 31, 2014 under the Plan:

Outstanding Equity Awards At Year Ended December 31, 2014

	Option Awards					Stock Awards
	Class	Number of Shares Underlying Unexercised Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units that Have Not Vested ($)
James J. Cotter, Sr.	B	100,000	--	10.24	09/05/2017	--	--
James J. Cotter, Jr.	A	12,500	--	3.87	07/07/2015	--	--
James J. Cotter, Jr.	A	10,000	--	8.35	01/19/2017	--	--
James J. Cotter, Jr.	A	100,000	--	6.31	02/06/2018	--	--
Ellen M. Cotter	A	20,000	--	5.55	03/06/2018	--	--
Ellen M. Cotter	B	50,000	--	10.24	09/05/2017	--	--
Andrzej Matyczynski	A	25,000	25,000	6.02	08/22/2022	--	--
Robert F. Smerling	A	43,750	--	10.24	09/05/2017	--	--

Option Exercises and Stock Vested

The following table contains information for our named executive officers concerning the option awards that were exercised and stock awards that vested during the year ended December 31, 2014:

Option Awards	Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
James J. Cotter, Sr.	--	--	160,643	1,200,000
Andrzej Matyczynski	35,100	180,063	--	--

Pension Benefits

The following table contains information concerning pension plans for each of the named executive officers for the year ended December 31, 2014:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
James J. Cotter, Sr.(1)	SERP	27	$7,595,000	$--
Andrzej Matyczynski(2)	DCP	5	$450,000	$--

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2014, a summary of certain information related to our equity incentive plans under which our equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders (1)	753,350	(2)	$ 7.63	1,625,050
Equity compensation plans not approved by security holders	160,643	(3)	--	--
Total	913,993		--	--

__________

(1) These plans are the Company’s 1999 Stock Option Plan and 2010 Stock Incentive Plan.

(2)  Represents outstanding options only. The Company did not have any outstanding warrants and rights as of December 31, 2014.

(3)  Represents the restricted stock to be issued in 2015.

Potential Payments Upon Termination of Employment or Change in Control

The following paragraphs provide information regarding potential payments to each of our named executive officers in connection with certain termination events, including a termination related to a change of control of the Company, as of December 31, 2014:

Mr. Devasis Ghose – Termination without Cause.  Under his employment agreement, we may terminate Mr. Ghose’s employment with or without cause (as defined) at any time.  If we terminate his employment without cause or fail to renew his employment agreement upon expiration without cause, Mr. Ghose will be entitled to receive severance in an amount equal to the salary and benefits he was receiving for a period of 12 months following such termination or non-renwal. If the termination is in connection with a “change of control” (as defined), Mr. Ghose would be entitled to severance in an amount equal to the compensation he would have received for a period two years from such termination.

Mr. William Ellis – Termination without Cause.  Under his employment agreement, we may terminate Mr. Ellis’ employment with or without cause (as defined) at any time.  If we terminate his employment without cause, Mr. Ellis will be entitled, subject to receipt of a general release, to receive severance in an amount equal to the compensation he would have received for the remainder of the term of his employment agreement, or 24 months, whichever is less, but in no event less than 12 months.  If the termination is in connection with a “change of control” (as defined), Mr. Ellis would be entitled to severance in an amount equal to the compensation he would have received for a period of twice the number of months remaining in the term of his employment agreement.

Mr. Wayne Smith—Termination of Employment for Failing to Meet Performance Standards. If Mr. Smith’s employment is terminated by the Board for failing to meet the standards of his anticipated performance, Mr. Smith will be entitled to a severance payment of six months’ base salary.

No other named executive officers currently have employment agreements or other arrangements providing benefits upon termination or a change of control.

Certain Relationships and Related party Transactions

The members of our Audit and Conflicts Committee are Douglas McEachern, who serves as Chair, and Edward Kane.  Management presents all potential related party transactions to the Conflicts Committee for review.  Our Conflicts Committee reviews whether a given related party transaction is beneficial to our Company, and approves or bars the transaction after a thorough analysis.  Only Committee members disinterested in the transaction in question participate in the determination of whether the transaction may proceed.

Sutton Hill Capital

In 2001, we entered into a transaction with Sutton Hill Capital, LLC (“SHC”) regarding the leasing with an option to purchase of certain cinemas located in Manhattan including our Village East and Cinemas 1, 2 & 3 theaters.  In connection with that transaction, we also agreed to lend certain amounts to SHC, to provide liquidity in its investment, pending our determination whether or not to exercise our option to purchase and to manage the 86th Street Cinema on a fee basis.  SHC is a limited liability company that is owned by Sutton Hill Associates, which was a 50/50 partnership between James J. Cotter, Sr. and Michael Forman.  The Village East is the only cinema subject to this lease, and during 2014, 2013 and 2012 we paid rent to SHC in the amount of $590,000 annually.

On June 29, 2010, we agreed to extend our existing lease from SHC of the Village East Cinema in New York City by 10 years, with a new termination date of June 30, 2020.  The Village East lease includes a sub-lease of the ground underlying the cinema that is subject to a longer-term ground lease between SHC and an unrelated third party that expires in June 2031 (the “cinema ground lease”).  The extended lease provides for a call option pursuant to which Reading may purchase the cinema ground lease for $5.9 million at the end of the lease term.  Additionally, the lease has a put option pursuant to which SHC may require us to purchase all or a portion of SHC’s interest in the existing cinema lease and the cinema ground lease at any time between July 1, 2013 and December 4, 2019.  SHC’s put option may be exercised on one or more occasions in increments of not less than $100,000 each.  In 2005, we acquired from a third party the fee interest and from SHC its interest in the ground lease estate underlying and the improvements constituting the Cinemas 1, 2 & 3.  In connection with that transaction, we granted to SHC an option to acquire a 25% interest in the special purpose entity formed to acquire these interests at cost.  On June 28, 2007, SHC exercised this option, paying the option exercise price through the application of its $3 million deposit plus the assumption of its proportionate share of SHP’s liabilities, giving SHC a 25% non-managing membership interest in SHP.  We manage this cinema property for an annual management fee equal to 5% of its annual gross income.

In February 2015, we and SHP entered into an amendment to the management agreement dated as of June 27, 2007 between us and SHC.  The amendment, which was retroactive to December 1, 2014, memorialized our undertaking to SHP with respect to $750,000 (the “Renovation Funding Amount”) of renovations to Cinemas 1, 2 & 3 funded or to be funded by us.  In consideration of our funding of the renovations, our annual management fee under the management agreement was increased commencing January 1, 2015 by an amount equivalent to 100% of any incremental positive cash flow of Cinemas 1, 2 & 3 over the average annual positive cash flow of the Cinemas over the three-year period ended December 31, 2014 (not to exceed a cumulative aggregate amount equal to the Renovation Funding Amount), plus a 15% annual cash-on-cash return on the balance outstanding from time to time of the Renovation Funding Amount, payable at the time of the payment of the annual management fee.  Under the amended management agreement, we are entitled to retain ownership of (and any right to depreciate) any furniture, fixtures and equipment purchased by us in connection with such renovation and have the right (but not the obligation) to remove all such furniture, fixtures and equipment (at our own cost and expense) from the Cinemas upon the termination of the management agreement.  The amendment also provides that, during the term of the management agreement, SHP will be responsible for the cost of repair and maintenance of the renovations.

OBI Management Agreement

Pursuant to a Theater Management Agreement (the “Management Agreement”), our live theater operations are managed by OBI LLC (“OBI Management”), which is wholly owned by Ms. Margaret Cotter, who is our Vice Chair and the sister of Ellen M. Cotter.

The Management Agreement generally provides that we will pay OBI Management a combination of fixed and incentive fees, which historically have equated to approximately 21% of the net cash flow received by us from our live theaters in New York.  Since the fixed fees are applicable only during such periods as the New York theaters are booked, OBI Management receives no compensation with respect to a theater at any time when it is not generating revenue for us.  This arrangement provides an incentive to OBI Management to keep the theaters booked with the best available shows, and mitigates the negative cash flow that would result from having an empty theater.  In addition, OBI Management manages our Royal George live theater complex in Chicago on a fee basis based on theater cash flow.  In 2014, OBI Management earned $397,000, which was 20.9% of net cash flows for the year.  In 2013, OBI Management earned $401,000, which was 20.1% of net cash flows for the year.  In 2012, OBI Management earned $390,000, which was 19.7% of net cash flows for the year.  In each year, we reimbursed travel related expenses for OBI Management personnel with respect to travel between New York City and Chicago in connection with the management of the Royal George complex.

OBI Management conducts its operations from our office facilities on a rent-free basis, and we share the cost of one administrative employee of OBI Management.  Other than these expenses and travel-related expenses for OBI Management personnel to travel to Chicago as referred to above, OBI Management is responsible for all of its costs and expenses related to the performance of its management functions.  The Management Agreement renews automatically each year unless either party gives at least six months’ prior notice of its determination to allow the Management Agreement to expire.  In addition, we may terminate the Management Agreement at any time for cause.

Live Theater Show Investment

From time to time, our officers and Directors may invest in plays or other shows that lease our live theaters.  The show STOMP has played in our Orpheum Theatre since prior to our acquisition of the theater in 2001.  Mr. Cotter, Sr. owned an approximately 5% interest in that show.

Shadow View Land and Farming LLC

During 2012, Mr. Cotter, Sr., our former Chair, Chief Executive Officer and controlling shareholder, contributed $2.5 million of cash and $255,000 of his 2011 bonus as his 50% share of the purchase price of a land parcel in Coachella, California and to cover his 50% share of certain costs associated with that acquisition.  This land is held in Shadow View Land and Farming, LLC, which is owned 50% by our Company.  Mr. Cotter, Jr. contends that the other 50% interest in Shadow View Land and Farming, LLC is owned by the James J. Cotter, Sr. Living Trust, while Ellen M. Cotter and Margaret Cotter contend that such interest is owned by the Estate of James J. Cotter, Sr.  We are the managing member of Shadow View Land and Farming, LLC, with oversight provided by our Audit Committee.

Independent public accountants

Summary of Principal Accounting Fees for Professional Services Rendered

Our independent public accountants, Grant Thornton LLP, have audited our financial statements for the fiscal year ended December 31, 2014, and are expected to have a representative present at the Annual Meeting, who will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Audit Fees

The aggregate fees for professional services for the audit of our financial statements, audit of internal controls related to the Sarbanes-Oxley Act, and the reviews of the financial statements included in our Forms 10-K and 10-Q provided by Grant Thornton LLP for 2014 and 2013 were approximately $661,700 and $550,000, respectively.

Audit-Related Fees

Grant Thornton LLP did not provide us any audit related services for 2014 or 2013.

Tax Fees

Grant Thornton LLP did not provide us any products or any services for tax compliance, tax advice, or tax planning for 2014 or 2013.

All Other Fees

Grant Thornton LLP did not provide us any services for 2014 or 2013, other than as set forth above.

Pre-Approval Policies and Procedures

Our Audit Committee must pre-approve, to the extent required by applicable law, all audit services and permissible non-audit services provided by our independent registered public accounting firm, except for any de minimis non-audit services.  Non-audit services are considered de minimis if (i) the aggregate amount of all such non-audit services constitutes less than 5% of the total amount of revenues we paid to our independent registered public accounting firm during the fiscal year in which they are provided; (ii) we did not recognize such services at the time of the engagement to be non-audit services; and (iii) such services are promptly submitted to our Audit Committee for approval prior to the completion of the audit by our Audit Committee or any of its members who has authority to give such approval.  Our Audit Committee pre-approved all services provided to us by Grant Thornton LLP for 2014 and 2013.

STOCKHOLDER COMMUNICATIONS

Annual Report

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 is being provided with this Proxy Statement.

Stockholder Communications with Directors

It is the policy of our Board of Directors that any communications sent to the attention of any one or more of our Directors in care of our executive offices will be promptly forwarded to such Directors.  Such communications will not be opened or reviewed by any of our officers or employees, or by any other Director, unless they are requested to do so by the addressee of any such communication.  Likewise, the content of any telephone messages left for any one or more of our Directors (including call-back number, if any) will be promptly forwarded to that Director.

Stockholder Proposals and Director Nominations

Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in our Proxy Statement for our 2016 Annual Meeting of Stockholders, must deliver such proposal in writing to the Secretary of the Company at the address of our Company’s principal executive offices at 6100 Center Drive, Suite 900, Los Angeles, California 90045.  Unless we change the date of our annual meeting by more than 30 days from the prior year’s meeting, such written proposal must be delivered to us no later than June 22,  2016 to be considered timely.  If our 2016 Annual Meeting is not within 30 days of the anniversary of our 2015 Annual Meeting, to be considered timely, stockholder proposals must be received no later than ten days after the earlier of (a) the date on which notice of the 2016 Annual Meeting is mailed, or (b) the date on which the Company publicly discloses the date of the 2016 Annual Meeting, including disclosure in an SEC filing or through a press release.  If we do not receive timely notice of a stockholder proposal, the proxies that we hold may confer discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in our Proxy Statement for that meeting.

Our Board of Directors will consider written nominations for Directors from stockholders.  Nominations for the election of Directors made by our stockholders must be made by written notice delivered to our Secretary at our principal executive offices not less than 120 days prior to the first anniversary of the date that this Proxy Statement is first sent to stockholders.  Such written notice must set forth the name, age, address, and principal occupation or employment of such nominee, the number of shares of our Company’s common stock that is beneficially owned by such nominee and such other information required by the proxy rules of the SEC with respect to a nominee of the Board of Directors.

Under our governing documents and applicable Nevada law, our stockholders may also directly nominate candidates from the floor at any meeting of our stockholders held at which Directors are to be elected.

OTHER MATTERS

We do not know of any other matters to be presented for consideration other than the proposals described above, but if any matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

As permitted by the Securities Exchange Act of 1934, only one copy of the proxy materials are being delivered to our stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of the proxy materials.

We will promptly deliver without charge, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed.  Requests for additional copies should be directed to our Corporate Secretary by telephone at (213) 235-2240 or by mail to Corporate Secretary, Reading International, Inc., 6100 Center Drive, Suite 900, Los Angeles, California 90045.

Stockholders residing at the same address and currently receiving only one copy of the proxy materials may contact the Corporate Secretary as described above to request multiple copies of the proxy materials in the future.

By Order of the Board of Directors,

Ellen M. Cotter Chair of the Board October 16, 2015

PROXY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 p.m., PT, on November 9, 2015.

VOTE BY INTERNET — **WWW.FIRSTCOASTRESULTS.COM/RDI**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., PT, on November 9, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

OR

VOTE BY TELEPHONE — **1-800-303-7885**

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., PT, on November 9, 2015. Have your proxy card in hand when you call and then follow the instructions.

OR

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: First Coast Results, Inc., P.O. Box 3672, Ponte Vedra Beach, FL 32004-9911.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. **Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.**

CONTROL NUMBER

△ If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing. ↙

READING INTERNATIONAL ANNUAL MEETING PROXY CARD

BOARD OF DIRECTORS - The Board of Directors recommends a vote FOR all nominees listed.

Proposal 1

(01) Ellen M. Cotter (02) Guy W. Adams (03) Judy Codding (04) James J. Cotter, Jr. (05) Margaret Cotter
(06) William D. Gould (07) Edward L. Kane (08) Douglas J. McEachern (09) Michael Wrotniak

FOR ALL ☐ WITHHOLD ALL ☐ FOR ALL EXCEPT ☐

To withhold your vote for any individual nominee(s), mark "For All Except" box and write the number(s) of the nominees(s) on the line below.

____

	FOR	AGAINST	ABSTAIN
Proposal 2 Ratification of the Appointment of Our Independent Auditors, Grant Thornton LLP, for fiscal year 2015- The Board of Directors recommends a vote FOR approval of the appointment of our Grant Thornton LLP.	☐	☐	☐

Proposal 3 Other Business. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at and with respect to any and all adjournments or postponements thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the meeting.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

____
Signature

____
Signature (Capacity)

____
Date

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign full corporate name by authorized officers, giving full title as such. If a partnership, please sign in partnership name by authorized person, giving full title as such.

**SIGN, DATE AND MAIL YOUR PROXY TODAY,
UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE.**

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET, TELEPHONE OR MAIL, MUST BE RECEIVED NO LATER THAN 11:59 P.M. PACIFIC TIME, NOVEMBER 9, 2015, TO BE INCLUDED IN THE VOTING RESULTS. ALL VALID PROXIES RECEIVED PRIOR TO 11:59 P.M. PACIFIC TIME, NOVEMBER 9, 2015 WILL BE VOTED.

SEE REVERSE SIDE

! If submitting a proxy by mail, please sign and date the card on reverse and fold and detach card at perforation before mailing. !

READING INTERNATIONAL

ANNUAL MEETING OF STOCKHOLDERS

November 10, 2015, 11:00 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ellen M. Cotter and Andrzej Matyczynski, and each of them, the attorneys, agents, and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Stockholders of Reading International, Inc. to be held at the Ritz Carlton – Marina Del Rey, located at 4375 Admiralty Way, Marina del Rey, California 90292, on Tuesday, November 10, 2015 at 11:00 a.m., local time, and at and with respect to any and all adjournments or postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

The undersigned hereby ratifies and confirms all that the attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

THE PROXY, WHEN PROPERLY EXECUTED AND RETURNED PRIOR TO THE ANNUAL MEETING, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED "FOR" PROPOSAL 1, 2, AND IN THE PROXY HOLDERS' DISCRETION AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

SEE REVERSE SIDE